Exhibit 10.2

BEHRINGER HARVARD REIT I, INC.

- and -

EVERCLEAR ACQUISITION CORPORATION

- and -

IPC US REAL ESTATE INVESTMENT TRUST

- and -

PRF HOLDINGS INC.

- and -

BARRY REICHMANN

PURCHASE AGREEMENT

August 14, 2007

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1	Definitions	2
1.2	Currency	13
1.3	Interpretation Not Affected by Headings	13
1.4	Statutory References	13
1.5	Subsidiaries of IPC REIT	13
1.6	Number and Gender	14
1.7	Date for Any Action	14
1.8	Accounting Matters	14
1.9	Knowledge	14
1.10	Entire Agreement	14
1.11	Disclosure Letter	14

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale	15
2.2	Closing Deliveries	15
2.3	Location and Timing of Closing	16
2.4	Unitholder Meeting	16
2.5	Confidentiality Agreement	18

ARTICLE 3
CONDITIONS TO CLOSING

3.1	Mutual Conditions Precedent	18
3.2	Additional Conditions Precedent to the Obligations of Buyer and Parent	19
3.3	Additional Conditions Precedent to the Obligations of the Sellers	20

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Sellers	21
4.2	Representations and Warranties of Parent and Buyer	40
4.3	Survival of Representations and Warranties	41

ARTICLE 5
COVENANTS OF IPC REIT

5.1	Conduct of Business	41
5.2	Covenants Relating to the Transactions	46
5.3	Plans	48
5.4	Defeasance of Convertible Debentures	48
5.5	Dissolution of IPC REIT	49

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5.6	Treatment of Cash	50
5.7	Financial Statements	50
5.8	Covenants Relating to IPC US.	50

ARTICLE 6
ACQUISITION PROPOSALS AND SUPERIOR PROPOSALS

6.1	No solicitation, etc.	50
6.2	Go Shop Period	52
6.3	Acquisition Proposals	52
6.4	Access to Information	53
6.5	Approval of Superior Proposal	53
6.6	Right to Match	54
6.7	Reaffirmation of Recommendation	54
6.8	Amendments to Acquisition Proposals	54
6.9	Compliance	55

ARTICLE 7
COVENANTS OF BUYER

7.1	Covenants Relating to the Transactions	55
7.2	Insurance and Indemnities	55

ARTICLE 8
COVENANTS OF PRF AND BR

8.1	Covenants Relating to the Transactions	56

ARTICLE 9
FURTHER ASSURANCES AND CONDITIONS

9.1	Satisfaction of Closing Conditions	56

ARTICLE 10
TERM AND TERMINATION

10.1	Term	57
10.2	Termination by Mutual Agreement	57
10.3	Termination by IPC REIT	57
10.4	Termination by Buyer	58
10.5	Effect of Termination	59

ARTICLE 11
TERMINATION FEE EVENT

11.1	Termination Fee Event	60
11.2	Payment of Termination Fee and Termination Expenses	60
11.3	Liquidated Damages	61
11.4	Other Fees and Expenses	61

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ARTICLE 12
GENERAL

12.1	Disclosure	62
12.2	Guarantee	62
12.3	Assignment	62
12.4	Governing Law	62
12.5	Amendments	63
12.6	Waiver and Modification	63
12.7	Severability	63
12.8	Specific Performance and Other Relief	63
12.9	Actions of IPC REIT on Behalf of Sellers	63
12.10	Counterparts	64
12.11	Time	64
12.12	Notices	64
12.13	Language	65
12.14	Limited Liability	65

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PURCHASE AGREEMENT

THIS AGREEMENT made as of the 14th day of August, 2007,

BETWEEN:

BEHRINGER HARVARD REIT I, INC.,

a corporation organized under the laws of Maryland,

(hereinafter referred to as “Parent”),

- and -

EVERCLEAR ACQUISITION CORPORATION,

a corporation organized under the laws of the Province of Ontario,

(hereinafter referred to as “Buyer”),

- and -

IPC US REAL ESTATE INVESTMENT TRUST,

a trust formed under the laws of the Province of Ontario,

(hereinafter referred to as “IPC REIT”),

- and -

PRF HOLDINGS INC.,

a corporation organized under the laws of the Province of Ontario,

(hereinafter referred to as “PRF”),

- and -

BARRY REICHMANN,

an individual resident in Toronto, Ontario,

(hereinafter referred to as “BR”).

WHEREAS IPC REIT, PRF and BR (collectively, the “Sellers”) wish to sell, and Buyer wishes to acquire, the Purchased Shares, on and subject to the terms and conditions set out in this Agreement;

AND WHEREAS the board of trustees of IPC REIT (the “Board”) has determined, after receiving financial and legal advice, that it would be advisable and in the best interest of IPC REIT and the Unitholders for the Board to support the Transactions and to recommend that the Unitholders vote for the Unitholder Resolution at the Unitholder Meeting, all on and subject to the terms and conditions set out in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1                               Definitions.

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

“1716351” means 1716351 Ontario Inc., a corporation organized under the laws of the Province of Ontario;

“2004 Debentures” means the $40,000,000 initial aggregate principal amount of convertible unsecured subordinated debentures of IPC REIT due November 30, 2014, issued pursuant to the Indenture;

“2005 Debentures” means the $60,000,000 initial aggregate principal amount of convertible unsecured subordinated debentures of IPC REIT due September 30, 2012, issued pursuant to the Indenture;

“Acquisition Proposal” means (a) any proposal or offer, whether or not in writing, made after the date hereof by any Person other than Buyer (or any Affiliate of or Person acting jointly or in concert with Buyer or any Affiliate of Buyer) with respect to the acquisition, directly or indirectly, of assets, securities or ownership interests of or in IPC REIT or any of its Subsidiaries representing 20% or more of the consolidated assets of IPC REIT and its Subsidiaries taken as a whole, in a single transaction or a series of transactions, or of equity interests representing a 20% or greater economic interest in IPC REIT or such Subsidiaries taken as a whole, in a single transaction or a series of transactions, pursuant to any merger, amalgamation, tender offer, share exchange, business combination, liquidation, dissolution, recapitalization, take-over or non-exempt issuer bid, amendment to the Declaration of Trust, redemption of units, extraordinary distribution, sale, lease, exchange, mortgage, pledge, transfer, purchase or issuance as consideration or similar transaction or series of transactions involving IPC REIT or any of such Subsidiaries or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transactions or (b) any public announcement after the date hereof of an intention to do any of the foregoing from any

Person other than Buyer (or an Affiliate of a Person acting jointly or in concert with Buyer or any Affiliate of Buyer);

“Affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus and Registration Exemptions;

“Agreement” means this purchase agreement, as the same may be supplemented, amended or modified from time to time;

“Authorizations” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Entity having jurisdiction over the Person or its business;

“Board” has the meaning ascribed thereto in the recitals to this Agreement;

“Books and Records” means all books and records of IPC REIT and its Subsidiaries, including financial, personnel, corporate, operations, books of account, sales and purchase records, formulae, business reports, plans and projections and all other documents, surveys, plans, files, records, correspondence and other data and information, financial or otherwise including all data stored on computer-related or other electronic media;

“BR Option Agreement” means the second amended and restated option agreement dated September 30, 2005 between BR, IPC Realty, IPC US and IPC (US) II, Inc.;

“Business Day” means any day other than a Saturday, Sunday, a statutory or civic holiday observed in the Province of Ontario or New York State or day that is observed as a religious holiday in accordance with the practices of Orthodox Judaism;

“Canadian GAAP” means Canadian generally accepted accounting principles as defined from time to time by the Accounting Standards Board of the Canadian Institute of Chartered Accounts in the Handbook of the Canadian Institute of Chartered Accountants;

“CFS” means the audited consolidated financial statements of IPC REIT, including the notes thereto and the auditors report thereon, as at and for the twelve month period ended December 31, 2006;

“Circular” means the notice of meeting and the accompanying management information circular of IPC REIT to be sent to Unitholders in connection with the Unitholder Meeting, as the same may be amended, supplemented or otherwise modified subject to this Agreement;

“Closing” means the closing of the Transactions;

“Closing Date” has the meaning ascribed thereto in section 2.3;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Collective Bargaining Agreements” has the meaning ascribed thereto in section 4.1(r)(ii);

“Confidentiality Agreement” means the confidentiality agreement dated February 5, 2007 between IPC REIT and Parent;

“Contract” means any agreement, contract, licence, undertaking, engagement or commitment of any nature, written or oral;

“Data Room Information” means the documents and other information concerning IPC REIT and its Subsidiaries made available to Buyer, its Affiliates or their legal counsel or other advisors or consultants on or before the date two Business Days prior to the date of this Agreement consisting of: (a) documents available in a data room at the offices of, and on an electronic data site maintained by, IPC REIT and IPC REIT’s legal counsel and documents provided to Buyer and its advisors on compact discs (the indices to such documents are annexed to a separate letter dated the date of this Agreement and delivered by IPC REIT to Buyer); and (b) all Filed CSA Documents;

“Debentureholders” means the holders of outstanding Debentures;

“Debentures” means, collectively, the 2004 Debentures and the 2005 Debentures;

“Declaration of Trust” means the amended and restated declaration of trust of IPC REIT dated as of May 20, 2005, as the same may be amended, supplemented or otherwise modified subject to this Agreement;

“Defeasance Amount” means the aggregate amount necessary to defease the Debentures outstanding on the Closing Date in accordance with the terms of the Indenture;

“Defeasance Loan” meaning ascribed thereto in section 5.4(c);

“Disclosure Letter” means the disclosure letter of IPC REIT dated the date of this Agreement and delivered by IPC REIT to Buyer concurrently herewith;

“Distribution Reinvestment Plan” means the Unitholder distribution reinvestment plan established by IPC REIT;

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA section 3(3)) and any other similar material employee benefit plan, program, policy, agreement or arrangement;

“Employee Pension Benefit Plan” has the meaning set forth in ERISA section 3(2);

“Employee Plans” has the meaning ascribed thereto in section 4.1(s)(i);

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA section 3(1);

“Environmental Laws” means all Laws relating to the protection of the environment, including the soil, subsurface strata, sediment, surface water or groundwater, relating to air, water or noise pollution or relating to the protection of human health from exposure to Hazardous Substances;

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative order, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to any matter arising under or related to any Environmental Laws or Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property;

“Environmental Permits” means all permits, licenses, written authorizations, certificates, approvals, program participation requirements or registrations required by or available with or from any Governmental Entity under any Environmental Laws;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Code Section 414;

“Excess Distribution Amount” means the amount of any distribution or dividend declared on a Unit or IPC Realty Preferred Share, as applicable, in excess of the Monthly Distribution;

“Filed CSA Documents” means any documents filed with the Canadian Securities Administrators on or after January 1, 2007 to the date two Business Days prior to the date hereof that are disclosed in full, without redaction, under IPC REIT’s name on the System for Electronic Document Analysis and Retrieval (SEDAR) website;

“Financial Statements” has the meaning ascribed thereto in section 5.7;

“Foreclosure Property” means real property acquired directly by foreclosure or deed in lieu thereof;

“Go Shop Period” has the meaning ascribed thereto in section 6.3;

“Governmental Entity” means any: (a) multinational, federal, provincial, state, county, municipal, local or other governmental or public department, central bank, court, commission, commissioner, tribunal, board, bureau, agency, executive agency, ministry, department or instrumentality; (b) any subdivision or authority of any of the foregoing; or

(c) any quasi-governmental, self-regulatory agency or organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of the foregoing, including the Toronto Stock Exchange;

“Hazardous Substances” means: (a) regardless of whether subject to the jurisdiction of a Governmental Entity, those substances defined in or regulated under the following United States federal statutes and their state counterparts and all regulations thereunder, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Clean Air Act, the Oil Pollution Act and the Toxic Substances Control Act; (b) natural gas, petroleum and petroleum products, including crude oil and any fractions thereof and waste oil; (c) polychlorinated biphenyls, asbestos, asbestos-containing materials and radon; (d) lead-based paints; and (e) any other pollutant, contaminant, substance, material, waste or condition regulated by any Governmental Entity pursuant to any Environmental Law;

“including”, “includes” and similar expressions are not intended to be limiting and are deemed to be followed by the expression “without limitation”;

“Income Tax” means any United States or Canadian federal, state, provincial, county, municipal, local or foreign tax on income, net income, profits or capital gains, including any interest, penalty or addition thereto, whether disputed or not;

“Income Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or to be filed with any taxing authority;

“Indenture” means the trust indenture dated as of November 26, 2004 between IPC REIT and CIBC Mellon Trust Company, as amended by the First Supplemental Indenture dated as of September 23, 2005, and as it may be further amended, supplemented or otherwise modified subject to this Agreement;

“Investment Canada Act” means the Investment Canada Act (Canada), as amended;

“IPC Realty” means IPC Realty Limited, a corporation organized under the laws of the Province of Ontario;

“IPC Realty Preferred Shares” has the meaning ascribed thereto in section 4.1(e);

“IPC Realty Purchase Price” means an amount equal to the product of (i) 6,682,505 and (ii) the sum of (A) $9.75 plus (B) any declared and unpaid cumulative dividends on an IPC Realty Preferred Share (calculated in accordance with the Shareholders Agreement), calculated in United States dollars, up to the Closing Date plus (C) $0.0667, pro rated on the basis of the number of days (excluding the Closing Date) that have passed in the month in which the Closing Date occurs;

“IPC REIT Deferred Unit Plan” means the deferred unit compensation plan of IPC REIT, implemented by IPC REIT as of November 30, 2003 and as amended and restated as of June 26, 2007, providing for the grant of deferred units, as amended, supplemented or otherwise modified subject to this Agreement;

“IPC REIT Option Plan” means the unit option plan of IPC REIT, implemented by IPC REIT as of December 12, 2001 and as amended and restated as of June 26, 2007, providing for the grant of options to acquire Units, as amended, supplemented or otherwise modified subject to this Agreement;

“IPC US” means IPC (US), Inc., a corporation organized under the laws of the State of Delaware;

“IPC US Purchase Price” means an amount equal to (i) the sum of (A) $187,500 plus (B) any declared and unpaid cumulative dividends on the IPC US Special Shares, calculated in United States dollars, up to the Closing Date, less (ii) any Taxes required to be withheld by Buyer on its purchase of the IPC US Special Shares;

“IPC US Special Shares” has the meaning ascribed thereto in section 4.1(e);

“KeyBank Facility” has the meaning ascribed thereto in the Disclosure Letter;

“Laws” means all laws, including statutes, by-laws, rules, regulations, orders, ordinances, directives and the terms and conditions of any approvals, permits, licences, certificates, notices, decrees, directions, requirements, or judgments, orders, awards or other Authorizations, of any Governmental Entity, together with any enforceable published treaties, protocols, guidelines or policies;

“Leased Properties” has the meaning ascribed thereto in the Disclosure Letter;

“Leases” has the meaning ascribed thereto in the Disclosure Letter;

“Liens” means any hypothecs, mortgages, liens, charges, security interests, encumbrances and adverse claims;

“Matching Period” has the meaning ascribed thereto in section 6.5(e);

“Material Adverse Effect” means any change, effect, event, development, occurrence or set of circumstances, individually or in the aggregate, that: (a) is materially adverse or is reasonably likely to be materially adverse to the business, affairs, results of operations, condition (financial or otherwise) or assets of IPC REIT and its Subsidiaries, taken as a whole; (b) would reasonably be expected to prevent or materially impair the ability of IPC REIT from qualifying as a mutual fund trust for purposes of the Tax Act or as a unit trust under paragraph 108(2)(a) of the Tax Act; or (c) would reasonably be expected to cause IPC REIT or its Subsidiaries to become subject to Tax under Part X11.2 of the Tax Act; provided, however, that any change, effect, event, development, occurrence or set of circumstances relating to:

(i)       the U.S. or Canadian economy, general political conditions or securities markets in general, but only to the extent that the effects do not have a materially disproportionate impact on IPC REIT and its Subsidiaries, taken as a whole, as compared to other Persons who operate in the U.S. commercial real estate industry in the relevant geographic areas;

(ii)      foreign exchange (Canadian dollar relative to U.S. dollar) or interest rates;

(iii)     the U.S. commercial real estate industry in general, but only to the extent that the effects do not have a materially disproportionate impact on IPC REIT and its Subsidiaries, taken as a whole, as compared to other Persons who operate in the U.S. commercial real estate industry in the relevant geographic areas;

(iv)     the announcement of the execution of this Agreement or the Transactions, the performance of any obligation hereunder and the consummation of the Transactions;

(v)       a decrease in the market price or any decline in the trading volume of Units on the Toronto Stock Exchange (other than as a result of or in connection with any event otherwise constituting a Material Adverse Effect);

(vi)     the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism, or any natural disaster, but only to the extent that the effects do not have a materially disproportionate impact on IPC REIT and its Subsidiaries, taken as a whole, as compared to other Persons who operate in the U.S. commercial real estate industry in the relevant geographic areas; and

(vii)    any generally applicable changes in (A) applicable Laws (other than Tax Laws or regulations or the interpretation thereof, Buyer acknowledging the SIFT Proposals, and other than decrees, judgments, orders or awards against IPC REIT or any of its Subsidiaries), or (B) in Canadian GAAP or U.S. generally accepted accounting principles, shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred;

“Maximum Transaction Costs” means $20 million;

“Misrepresentation” has the meaning ascribed thereto in the Securities Act;

“Monthly Distribution” means the regular monthly distribution or dividend to Unitholders or PRF, as the case may be, of up to $0.0667 per Unit or IPC Realty Preferred Share, as applicable, declared payable to holders of Units of record on the last day of each month or PRF, as applicable, to be paid on or about the 15th day following each month end;

“NSULC” means IPC Realty Holdings Company, an unlimited liability company organized under the laws of the Province of Nova Scotia;

“NSULC Common Shares” has the meaning ascribed thereto in section 4.1(e);

“NSULC Preferred Shares” has the meaning ascribed thereto in section 4.1(e);

“NSULC Purchase Price” means an amount equal to (i) the sum of the Defeasance Amount plus (ii) the “cashless” exercise price for all of the outstanding Options under the IPC REIT Option Plan plus (iii) the product of (A) the number of Units and Options under the IPC REIT Deferred Unit Plan outstanding on the Closing Date and (B) the sum of (I) $9.75 plus (II) any declared and unpaid regular distributions on a Unit, calculated in United States dollars, up to the Closing Date plus (III) $0.0667, pro rated on the basis of the number of days (excluding the Closing Date) that have passed in the month in which the Closing Date occurs;

“Options” means any existing rights or options to purchase or receive Units outstanding under the IPC REIT Option Plan or the IPC REIT Deferred Unit Plan;

“Outside Date” means December 31, 2007 or such later date as may be agreed by the parties in writing;

“Owned Properties” has the meaning ascribed thereto in the Disclosure Letter;

“Permitted Encumbrances” has the meaning ascribed thereto in the Disclosure Letter except that, when used with respect to the securities of any Subsidiary, shall mean only the security granted with respect to the KeyBank Facility;

“Person” includes any individual, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Prohibited Income” has the meaning ascribed thereto in section 4.1(t)(xxvi);

“Purchased Shares” means: (a) the NSULC Common Shares owned by IPC REIT; (b) the IPC Realty Preferred Shares owned by PRF; and (c) the IPC US Special Shares owned by BR;

“Real Estate Assets” means real property (including fee ownership, co-ownership, leaseholds and options to acquire such interests), mortgages on such property and shares in another REIT;

“Regulatory Approvals” means, in relation to the consummation of the Transactions, the approval, deemed approval, consent, clearance, ruling, order or exemption (including the lapse, without objection, of a prescribed time under any applicable law that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without objection being made), by the applicable Minister on terms satisfactory to Buyer, acting reasonably, pursuant to the Investment Canada Act or as otherwise required by any other Governmental Entity, including but not limited to the Ontario Securities Commission and the Toronto Stock Exchange;

“REIT” means a real estate investment trust;

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property;

“REMIC” has the meaning ascribed thereto in section 4.1(t)(xxvii);

“Rents From Real Property” means income from the rental of real property, including for this purpose both amounts paid with respect to a lease of personal property under or in connection with a lease of real property and charges for services customarily furnished or rendered in connection with the rental of real property (whether or not such charges are separately stated), but excluding for such purposes any income derived from the provision of services, any amounts that depend in whole or in part on income or profits derived by any tenant (or sub-tenant) from such property (except that such amounts may be based on a fixed percentage or percentages of receipts or sales), and any rent received or accrued directly or indirectly from any Related Party Tenant;

“Related Party Tenant” means a Person in which IPC US owns or owned (with such ownership determined by taking into account the applicable attribution rules) at any time during a particular taxable year with respect to which the representation is made (a) in the case of a corporation, ten percent or more of the total combined voting power of all classes of shares entitled to vote, or ten percent or more of the total value of shares of all classes of shares or (b) in the case of an entity other than a corporation, an interest of ten percent or more in the capital or profits of such entity;

“Required Contractual Consents” means (a) all consents, waivers, approvals or authorizations from, or declarations, filings or notices to, other parties (other than IPC REIT or any of its Subsidiaries) to material Contracts to which IPC REIT or any of its Subsidiaries is a party or by which any of them is obligated or bound (including any option rights, rights of first refusal or rights of first opportunity which would result in any Person, other than Buyer or any Affiliate thereof, acquiring an interest in any of the Owned Properties or Leased Properties, or any Subsidiary of IPC REIT) which consents, waivers, etcetera by the terms of any such material Contract are necessary for the consummation of the Transactions or which, if not obtained, would result in a material breach of, or constitute a material default by IPC REIT or any of its Subsidiaries under, or result in any termination, cancellation or acceleration of contractual commitments or obligations under, such material Contract and (b) all consents, waivers, approvals or authorizations of, or declarations, filings or notices to, any Person (other than IPC REIT or any of its Subsidiaries) to which IPC REIT or any of its Subsidiaries is indebted

(excluding the KeyBank Facility and any existing mortgages that Buyer has expressed in writing to IPC REIT in accordance with section 7.1(c) that Buyer intends to prepay or defease at or prior to Closing) which by the terms and conditions of such indebtedness or security therefor are necessary for the consummation of the Transactions or the failure of which to obtain would result in any right to material payment, make whole or yield maintenance payment or any right of termination, cancellation or acceleration of such indebtedness;

“Securities Act” means the Securities Act (Ontario), as amended;

“Securities Laws” means the Securities Act and all other applicable Canadian securities Laws and the rules and published policies of the Toronto Stock Exchange;

“Sellers” has the meaning ascribed thereto in the recitals to this Agreement;

“Service” means the U.S. Internal Revenue Service;

“Shareholders Agreement” means the amended and restated shareholders agreement dated July 7, 2005 between IPC REIT, NSULC, PRF and IPC Realty, as it may be further amended, supplemented or otherwise modified subject to this Agreement;

“SIFT Proposals” means the changes to the taxation of publicly traded trusts announced on October 31, 2006 by the Minister of Finance (Canada) and incorporated in the draft legislation dated December 21, 2006 and Notice of Ways and Means Motion dated March 27, 2007;

“Subsidiary” means a “subsidiary” as defined in National Instrument 45-106 – Prospectus and Registration Exemptions and, with respect to IPC REIT and/or NSULC, also means IPC Realty, IPC US and any member of IPC US’s “affiliated group” (as defined in section 1504 of the Code);

“Superior Proposal” means any unsolicited written Acquisition Proposal (including an Unsolicited Acquisition Proposal) made by any Person after the date hereof that in the good faith determination of the Board, after consultation with its financial advisors and with its outside legal counsel:

(a)                                  is reasonably capable of being completed without undue delay having regard to financial, legal, regulatory and other matters;

(b)                                 in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full of the consideration;

(c)                                  is not subject to any due diligence conditions or any conditions regarding shareholder, board or other corporate approval or authority; and

(d)                                 would, if consummated in accordance with its terms, result in a transaction more favourable to Unitholders, taken as a whole after consideration of financial and other terms, than the Transactions, provided, however, that for purposes of this definition the references in the definition of Acquisition Proposal to “20% or more” or “20% or greater” shall be deemed to be references to “100%”;

“Tax” or “Taxes” means any United States or Canadian, federal, provincial, state, county, municipal, local or other income, gross receipts, license, payroll, employer health tax, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, ad valorem, withholding, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other taxes, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan, federal, provincial, or state pension plan contributions, employment insurance premiums or other taxes, of any kind whatsoever, including any interest, fine, penalty, or addition thereto, whether disputed or not, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes;

“Tax Act” means the Income Tax Act (Canada), as amended;

“Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with any taxing authority;

“Tenant Leases” means all leases, agreements to lease and licences in respect of the Owned Properties and Leased Properties, including all offers to lease and monthly tenancies and all other agreements in any way relating to the occupation of the Owned Properties and Leased Properties by tenants thereof;

“Termination Expenses” has the meaning ascribed thereto in section 11.2(b);

“Termination Fee” means a fee equal to (i) from the date hereof to and including September 30, 2007, $6 million and (ii) from October 1, 2007 onwards, $12 million;

“Termination Fee Event” has the meaning ascribed thereto in section 11.1;

“Transaction Costs” means the following costs, expenses and fees of IPC REIT or its Subsidiaries to be incurred or paid in connection with, or incidental to, the Transactions: (i) all legal fees, accounting fees, financial advisory fees, regulatory filing fees, stock exchange fees and disbursements of advisors to IPC REIT or its Subsidiaries; (ii) all fees, costs or other expenses incurred (A) as a result of compliance with section 5.5 and the wind-up and dissolution of IPC REIT and section 7.2(a) and the liability insurance for the trustees, directors and officers of IPC REIT and its Subsidiaries, and (B) in connection with preparing, printing and mailing the Circular and convening and holding the Unitholder Meeting; (iii) all change of control, severance or retention payments as set forth in section 4.1(z) of the Disclosure Letter; and (iv) all other fees, costs and expenses set forth in section 4.1(z) of the Disclosure Letter;

“Transactions” means the purchase and sale of the Purchased Shares and all other transactions contemplated herein;

“Trust Amendment” means the amendment to the Declaration of Trust pursuant to the terms of the Unitholder Resolution;

“Units” means the trust units of IPC REIT;

“Unitholder Approval” has the meaning ascribed thereto in section 3.1(a);

“Unitholder Meeting” means the special meeting of Unitholders (including any adjournments or postponements thereof) to be called and held to consider and, if deemed advisable, approve the Unitholder Resolution;

“Unitholder Resolution” means a Special Resolution (as defined in the Declaration of Trust) of the Unitholders approving the Transactions and amendments to the Declaration of Trust, such resolution to be in form and substance satisfactory to IPC REIT and Buyer, acting reasonably;

“Unitholders” means the holders of Units; and

“Unsolicited Acquisition Proposal” has the meaning ascribed thereto in section 6.1(c).

1.2                               Currency.

Unless otherwise indicated, all sums of money referred to in this Agreement shall mean United States dollars.

1.3                               Interpretation Not Affected by Headings.

The division of this Agreement into Articles, sections and clauses and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article”, “section” or “clause” followed by a number and or letter refer to the specified Article, section or clause of this Agreement. The terms, this “Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including any particular Article, section or clause).

1.4                               Statutory References.

A reference to a statute includes all rules and regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation or rule which amends, supplements or supersedes any such statute or any such regulation or rule.

1.5                               Subsidiaries of IPC REIT.

To the extent any covenants or agreements contained herein relate, directly or indirectly, to a Subsidiary of IPC REIT, each such provision shall be construed as a covenant by

IPC REIT to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

1.6                               Number and Gender.

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.7                               Date for Any Action.

Unless otherwise specified, time periods within or following which any payment is to be made or any act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.8                               Accounting Matters.

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under Canadian GAAP and all determinations of an accounting nature in respect of IPC REIT required to be made shall be made in a manner consistent with Canadian GAAP, consistently applied.

1.9                               Knowledge.

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of IPC REIT, it shall be deemed to refer to the actual knowledge, after reasonable enquiry, as applicable, of Gary Goodman, President and Chief Executive Officer of IPC REIT, David Dinniwell, Chief Financial Officer of IPC REIT, Elisabeth Wigmore, Chief Operating Officer of IPC REIT, Y. Dov Meyer, Chief Investment Officer of IPC REIT and Bruce Wibbels, President of IPC US.

1.10                        Entire Agreement.

This Agreement, the agreements and other documents referred to herein and the Confidentiality Agreement which, subject to section 2.5, shall remain in full force and effect, constitute the entire agreement between the parties hereto pertaining to the Transactions and ancillary arrangements and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Transactions and the other transactions contemplated herein. Except as expressly represented and warranted herein, no party shall be considered to have given any other express or implied representations or warranties, including without limitation as a result of oral or written statements.

1.11                        Disclosure Letter.

Contemporaneously with the execution and delivery of this Agreement, IPC REIT is delivering to Buyer the Disclosure Letter required to be delivered pursuant to this Agreement in order to qualify certain representations, warranties and covenants of IPC REIT contained in this Agreement. For greater clarity, each reference in a section of this Agreement to the Disclosure Letter should be deemed to refer to the corresponding schedule of the Disclosure Letter and any disclosure in the Disclosure Letter that is disclosed in such a way as to make its relevance or applicability to information called for by another section of this Agreement reasonably apparent shall be deemed to be disclosed with respect to such other representation, warranty or covenant whether or not the particular disclosure references a particular representation, warranty or covenant.

ARTICLE 2

PURCHASE AND SALE

2.1                               Purchase and Sale.

(a)           Subject to the terms and conditions of this Agreement, including for certainty section 11.4, on the Closing Date, and provided that the transactions referred to in this section 2.1 shall occur substantially simultaneously:

(i)            Buyer shall purchase from IPC REIT and IPC REIT shall sell, transfer and assign to Buyer the NSULC Common Shares free and clear of Liens for the NSULC Purchase Price;

(ii)           Buyer shall purchase from PRF and PRF shall sell, transfer and assign to Buyer the IPC Realty Preferred Shares free and clear of Liens for the IPC Realty Purchase Price; and

(iii)          Buyer shall purchase from BR and BR shall sell, transfer and assign to Buyer the IPC US Special Shares free and clear of Liens for the IPC US Purchase Price.

Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement in respect of the Purchased Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any Tax Law, and the rules and regulations promulgated thereunder. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made by Buyer.

(b)           On the Closing Date, IPC REIT shall, as expressly permitted by sections 5.4 and 11.4, pay for and/or reserve against any unpaid Transaction Costs as of the Closing Date and provide to Buyer evidence of any such payments or reserves.

2.2                               Closing Deliveries.

At the Closing:

(a)           (i) IPC REIT shall deliver to Buyer (A) certificates with executed blank transfer powers representing the NSULC Common Shares, (B) the officers’ certificates referred to in sections 3.2(a)(i) and (ii) and (C) documents contemplated in section 2.1(b); and (ii) Buyer shall deliver to IPC REIT (A) the NSULC Purchase Price in immediately available funds by wire transfer to one or more accounts designated by IPC REIT and (B) the officers’ certificates referred to in sections 3.3(a)(i) and (ii);

(b)           (i) PRF shall deliver to Buyer (A) certificates with executed blank transfer powers representing the IPC Realty Preferred Shares and (B) the officers’ certificates referred to in sections 3.2(a)(i) and (ii); and (ii) Buyer shall deliver to PRF (A) the IPC Realty Purchase Price in immediately available funds by wire transfer to one or more accounts designated by PRF and (B) the officers’ certificates referred to in sections 3.3(a)(i) and (ii); and

(c)           (i) BR shall deliver to Buyer (A) certificates with executed blank transfer powers representing the IPC US Special Shares and (B) the certificate referred to in sections 3.2(a)(i) and (ii); and (ii) Buyer shall deliver to BR (A) the IPC US Purchase Price in immediately available funds by wire transfer to one or more accounts designated by BR and (B) the officers’ certificates referred to in sections 3.3(a)(i) and (ii).

2.3                               Location and Timing of Closing.

The Closing will be held as soon as practicable and in any event no later than the fifth Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or, where permitted, the waiver of those conditions as of the Closing Date) set forth in Article 3, and, subject to obtaining the Required Contractual Consents and the Regulatory Approvals, is expected to be held on or before 10:00 a.m. (Toronto time) on October 31, 2007 or such other time or date as is agreed to in writing by the parties (the “Closing Date”). The Closing will take place at the offices of Davies Ward Phillips & Vineberg LLP, 1 First Canadian Place, 100 King Street West, Suite 4400, Toronto, Ontario, M5X 1B1, on the Closing Date unless another place is agreed to in writing by the parties.

2.4                               Unitholder Meeting.

(a)           IPC REIT hereby represents that its Board:  (i) has validly approved this Agreement and the Transactions; (ii) has, following consultation with its financial and outside advisors, determined that the consideration per Unit to be received by Unitholders upon the redemption of the Units as a result of the Transactions is fair to, and in the best interests of, IPC REIT and its Unitholders; and (iii) has resolved to recommend that Unitholders vote for the Unitholder Resolution at the Unitholder Meeting. As at the date hereof, the resolutions of the Board taking the foregoing actions have not been modified, supplemented or rescinded and remain in full force and effect.

(b)           As promptly as reasonably practicable after the execution and delivery of this Agreement, IPC REIT shall, in consultation with Buyer, (i) establish a record date for voting and notice, duly call, give notice of, convene and hold the Unitholder Meeting on or before October 19, 2007, and (ii) prepare the Circular, together with any other documents required by the Declaration of Trust and applicable Laws in connection with the Unitholder Meeting, and provide Buyer with an opportunity to review and comment on drafts of such documents, which comments IPC REIT will reasonably consider (provided that whether any such comments are included in such documents will be at the sole discretion of IPC REIT). The Circular shall include (among other things) the recommendation of the Board as described in section 2.4(a) and the opinions described in section 2.4(h), and shall otherwise be in form and substance satisfactory to Buyer and its advisors, acting reasonably. As promptly as practicable after the execution and delivery of this Agreement, and in any event by September 11, 2007, IPC REIT will file the Circular and any other documentation required to be filed under applicable Laws in all jurisdictions where the Circular is required to be filed by IPC REIT and mail or cause to be mailed the Circular and any other documentation required to be mailed under the Declaration of Trust or applicable Laws in connection with the Unitholder Meeting to each Unitholder, Debentureholder, holder of Options and each other Person to whom such documents are required to be sent under applicable Laws and the Declaration of Trust. Buyer will provide such assistance as IPC REIT may reasonably request in such regard.

(c)           Each of Buyer and IPC REIT shall proceed diligently, in a coordinated fashion, and shall use commercially reasonable efforts to cooperate in the preparation of the Circular as described in section 2.4(b), and of any exemptive relief applications or orders and any other documents deemed reasonably necessary by any of them to discharge their respective obligations under applicable Laws.

(d)           Each of Buyer and IPC REIT shall furnish to each other, on a timely basis, all information as may be reasonably required to effectuate the foregoing actions, and each covenants that no information so furnished by it in writing in connection with those actions will contain any Misrepresentation. Each of the parties shall ensure that the information relating to it and its Subsidiaries which is provided in the Circular does not contain any Misrepresentation. If a party becomes aware that the Circular contains a Misrepresentation or otherwise requires an amendment or supplement, such party shall promptly notify the other parties and each of Buyer and IPC REIT shall cooperate in the preparation and distribution of an amendment or supplement to the Circular that corrects the Misrepresentation.

(e)           IPC REIT shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain a Misrepresentation (except that this covenant does not speak with respect to any information relating to and provided by Parent and Buyer in writing) and provides the Unitholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Unitholder Meeting.

(f)            IPC REIT shall deliver to, or cause to be delivered to, Buyer: (i) promptly upon written request being made in proper form, and in any event within five Business Days following the receipt of such request, (A) a current list of all registered holders of Options showing the name of each holder and the number of Options held by each such holder, the weighted average exercise price of such holder’s Options and the weighted average exercise price of all outstanding Options and (B) a current list of participants in book-based clearing systems, nominee registered Unitholders or Debentureholders, as the case may be, such as CDS&Co., and non-registered beneficial owners lists, and securities positions and other information and assistance as Buyer may reasonably request in connection with the consummation of the Transactions; and (ii) from time to time, at the request of Buyer, acting reasonably, updated or supplemental lists setting out any changes from the lists referred to in clause (i) above.

(g)           Subject to section 6.4, IPC REIT shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Unitholder Meeting without Buyer’s prior written consent except as required by applicable Laws (other than applicable Laws governing fiduciary duties which the parties agree are otherwise addressed in this Agreement). IPC REIT shall keep Buyer updated with respect to proxy solicitation results as reasonably requested by Buyer.

(h)           IPC REIT represents that it has obtained opinions from its financial advisors, RBC Dominion Securities Inc. and Banc of America Securities Canada Co. that, as of the date hereof, the consideration to be received by Unitholders upon the redemption of the Units as a result of the Transactions is fair from a financial point of view, which opinions will be included in the Circular. The foregoing opinions have not been modified, supplemented or rescinded prior to the date of this Agreement.

(i)            IPC REIT represents that the Board has been advised and believe that each of the trustees and senior officers of IPC REIT intends to vote, or cause to be voted, all Units of which he or she is the beneficial owner in favour of the Unitholder Resolution.

2.5                               Confidentiality Agreement.

Each of Parent and Buyer acknowledges and agrees that it is bound by the terms of the Confidentiality Agreement as is if it was an original party thereto. IPC REIT hereby waives the provisions contained in the Confidentiality Agreement with respect to the Parent and its Affiliates solely for the purpose of the Transactions (and for no other purpose) and to permit Parent and Buyer to comply with their obligations or enforce their rights under this Agreement, and each of Parent and Buyer hereby confirms that it will be bound by the terms of the Confidentiality Agreement in accordance with the terms thereof, except to the extent modified by this Agreement. Each of Parent and Buyer will remain bound by the terms of the Confidentiality Agreement in accordance with the terms thereof should this Agreement be terminated for any reason whatsoever. Notwithstanding the foregoing, (i) all of the obligations of Parent and Buyer under the Confidentiality Agreement will terminate on Closing; and (ii) all of the obligations of IPC REIT under the Confidentiality Agreement will survive Closing. The provision of this section 2.5 shall survive the termination of this Agreement.

ARTICLE 3

CONDITIONS TO CLOSING

3.1                               Mutual Conditions Precedent.

The respective obligations of the parties to complete the Transactions shall be subject to the satisfaction of the following conditions precedent (any of which may only be waived in writing by the mutual consent of Buyer and IPC REIT, for itself and on behalf of the other Sellers):

(a)           the Unitholder Resolution shall have been approved at the Unitholder Meeting by at least 66 2/3 of the votes cast by the Unitholders who are represented in person or by proxy at the Unitholder Meeting (the “Unitholder Approval”);

(b)           there shall not exist any prohibition at Law, including a cease trade order, injunction or other prohibition or order at Law, against Buyer or the Sellers which shall restrain, enjoin or otherwise prevent the consummation of the Transactions, or which shall cause any of the Transactions to be rescinded following consummation, and no Governmental Entity shall have proposed, enacted, promulgated or entered into any Law, or amended any existing Law, which has the effect of making the Transactions illegal or otherwise preventing their completion;

(c)           the Regulatory Approvals shall have been obtained on terms and conditions that do not adversely affect Buyer and its Affiliates, taken as a whole, in any material respect; and

(d)           this Agreement shall not have been terminated pursuant to Article 10.

3.2                               Additional Conditions Precedent to the Obligations of Buyer and Parent.

(a)                                  The obligations of Buyer and Parent to complete the Transactions shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for Buyer’s and Parent’s exclusive benefit and may only be waived in writing by Buyer):

(i)        all covenants and agreements of the Sellers under this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with all material respects, and Buyer shall have received a certificate of each of the Sellers addressed to Buyer and dated the Closing Date, signed on behalf of IPC REIT and PRF respectively by two senior executive officers of IPC REIT or PRF, as the case may be (on IPC REIT’s or PRF’s behalf and without personal liability), confirming the same as at the Closing Date;

(ii)       (A) the representations and warranties of IPC REIT that are qualified by references to materiality or Material Adverse Effect and the representations and warranties of PRF and BR in sections 4.1(b), (c), (e) and (f) shall be true and correct; and (B) the representations and warranties of the Sellers not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as if made on and as of such time (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date); and Buyer shall have received a certificate of each of the Sellers addressed to Buyer and dated the Closing Date, signed on behalf of IPC REIT and PRF respectively by two senior executive officers of IPC REIT or PRF, as the case may be, (on IPC REIT’s or PRF’s behalf and without personal liability), confirming the foregoing as at the Closing Date;

(iii)      following the date hereof, there shall not have occurred any Material Adverse Effect and Buyer shall have received a certificate of IPC REIT addressed to Buyer and dated the Closing Date, signed on behalf of IPC REIT by two senior executive officers of IPC REIT (on IPC REIT’s behalf and without personal liability), confirming the foregoing as at the Closing Date;

(iv)      the Required Contractual Consents (which, for greater certainty, shall exclude consents required under existing mortgages that Buyer has expressed in writing to IPC REIT pursuant to section 7.1(c) that Buyer intends to prepay or defease) shall have been obtained on or before the Closing Date on terms acceptable to Buyer acting reasonably;

(v)       the BR Option Agreement and Shareholders’ Agreement shall have been terminated without cost to any party to such agreements beyond amounts accrued to the date of the termination in the ordinary course and consistent with past practice;

(vi)      the NSULC Preferred Shares shall have been cancelled, redeemed or otherwise dealt with on the terms set out in the Disclosure Letter; and

(vii)     the Financial Statements shall have been delivered to Buyer.

(b)                                 Buyer may not rely on the failure to satisfy any of the conditions precedent in sections 3.1 or 3.2 if the condition precedent was not satisfied solely as a result of a default by Buyer in complying with its obligations under this Agreement.

3.3                               Additional Conditions Precedent to the Obligations of the Sellers.

(a)                                  The obligations of each of the Sellers to complete the Transactions shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of the Sellers and may only be waived in writing by IPC REIT, for itself and on behalf of PRF and BR):

(i)                         all covenants and agreements of Buyer under this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with by Buyer in all material respects, and the Sellers shall have received a certificate of Buyer addressed to the Sellers and dated the Closing Date, signed on behalf of Buyer by two senior executive officers of Buyer (on Buyer’s behalf and without personal liability), confirming the same as at the Closing Date; and

(ii)                      (A) the representations and warranties of Buyer that are qualified by references to materiality or Material Adverse Effect shall be true and correct; and (B) the representations and warranties of Buyer not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as if made on and as of such time (except to the extent such representations and warranties speak solely as of an earlier date, in which event such representations and warranties shall be true and correct to such extent as of such earlier date); and the Sellers shall have received a certificate of Buyer addressed to the Sellers and dated the Closing Date, signed on behalf of Buyer by two senior executive officers of Buyer (on Buyer’s behalf and without personal liability), confirming the same as at the Closing Date.

(b)                                 the Sellers may not rely on the failure to satisfy any of the conditions precedents in sections 3.1 or 3.3 if the condition precedent was not satisfied solely as a result of a default by IPC REIT, PRF or BR in complying with its obligations in this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties of the Sellers.

The Sellers (but as to PRF and BR only to the limited extent that they respectively give representations and warranties in sections 4.1(b), (c), (e) and (f)) hereby represent and warrant that, except as disclosed in the Disclosure Letter and the Filed CSA Documents:

(a)           Organization, Standing and Corporate Power. IPC REIT and each of its Subsidiaries has been duly formed or incorporated, as the case may be, under applicable Law, is validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power or similar power and authority to own, lease and operate its properties and assets and conduct its business as currently owned and conducted. IPC REIT and each of its Subsidiaries are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. IPC REIT has made available to Buyer complete and correct copies of its Declaration of Trust and the organizational documents of each of IPC REIT’s Subsidiaries. The Declaration of Trust and the organizational documents of each of IPC REIT’s Subsidiaries are in full force and effect and no dissolution, revocation or forfeiture proceeding regarding IPC REIT or any of its Subsidiaries has been commenced. Neither IPC REIT nor any of its Subsidiaries is in material violation of any of the provisions of its Declaration of Trust or organizational documents, as the case may be.

(b)           Authority; No Conflict. Each of IPC REIT and PRF has the requisite trust or corporate power and authority to enter into this Agreement and to perform its obligations hereunder. BR has the capacity to enter into this Agreement and to perform his obligations hereunder. The execution, delivery and performance of this Agreement by each of IPC REIT and PRF and the consummation by each of IPC REIT and PRF of the Transactions have been duly authorized by the Board and by the board of directors of PRF, respectively, and no other proceedings on the part of IPC REIT or PRF are necessary to authorize this Agreement or the Transactions, other than: (i) with respect to the Circular and other documents relating thereto, the approval of the Board; and (ii) Unitholder Approval. This Agreement has been duly executed and delivered by each of the Sellers and constitutes a valid and binding obligation of, and enforceable against, each of them in accordance with its terms subject to the usual exceptions as to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights and the availability of equitable remedies. The execution and delivery by each of the Sellers of this Agreement, the performance by each of them of their respective obligations hereunder and the completion of the Transactions will not result directly or indirectly (with or without notice, the passage of time or both) in a violation, default or breach by any of them of, require any consent to be obtained or filing to be made by any of the Sellers under, or constitute a default under any provision of, conflict with, or give rise to any termination, cancellation or acceleration rights or other materially adverse consequence under any provision of, or result in the creation of a material Lien upon any of the properties or assets of IPC REIT or any of its Subsidiaries, under:

(i)        the Declaration of Trust, on the assumption however that the Unitholder Approval is obtained, or constating documents of PRF or the organizational documents of any Subsidiary of IPC REIT;

(ii)       any Law applicable to any of IPC REIT or its Subsidiaries, PRF or BR, on the assumption however that the Regulatory Approvals disclosed in the Disclosure Letter are obtained; or

(iii)      any material Contract, agreement, license, franchise or permit by which IPC REIT or its Subsidiaries, PRF or BR is bound or is subject or is the beneficiary, on the assumption however that the Required Contractual Consents disclosed in the Disclosure Letter are obtained.

Insofar as the representation and warranty in this section 4.1(b) relates to the authority of PRF, the approval and execution of this Agreement by, and enforceability hereof against, PRF and the absence of conflict with agreements binding upon or Laws applicable to PRF, PRF joins in making this representation and warranty. Insofar as the representation and warranty in this section 4.1(b) relates to the legal capacity of BR, the approval and execution of this Agreement by, and enforceability hereof against, BR and the absence of conflict with agreements binding upon or Laws applicable to BR, BR joins in making this representation and warranty.

(c)           Authorizations. All Authorizations that IPC REIT or any of its Subsidiaries are required to obtain that are related to the carrying on their respective businesses as currently operated, or the ownership or operation of their respective properties and assets, have been obtained and are currently valid, in full force and effect and in good standing in all respects, except for Authorizations the failure of which to have or to be valid, in full force and effect or in good standing would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no Authorization or declaration or filing with, or notice to, any Governmental Entity which has not been received or made that is required to be made or obtained by IPC REIT, PRF or BR in connection with the execution and delivery of this Agreement by them, the performance of their respective obligations hereunder or the consummation of the Transactions, except (i) in connection with the Regulatory Approvals disclosed in the Disclosure Letter and (ii) the filing with the Canadian Securities Administrators and the Toronto Stock Exchange of the Circular.

Insofar as the representation and warranty in this section 4.1(c) relates to the Authorizations, declarations, filings or notices relating to PRF and BR, PRF and BR, respectively, join in making this representation and warranty.

(d)           Required Contractual Consents. The Disclosure Letter sets forth all Required Contractual Consents.

(e)           Capital Structure. As of August 13, 2007: (i) the authorized capital of IPC REIT consists of an unlimited number of Units, of which 44,873,941 Units are issued and outstanding; (ii) $57,100,000 principal amount of 2005 Debentures (which are convertible into 5,190,909 Units) and $25,406,000 principal amount of 2004 Debentures (which are convertible into 2,674,316 Units), and no more, are outstanding; (iii) 859,200 Options (which are exercisable into 859,200 Units) are outstanding under the IPC REIT Option Plan, with the weighted average exercise price of each holder’s Options and the weighted average exercise price of all outstanding Options set out in the Disclosure Letter, and 761,323 Options (which are exercisable into 761,323 Units) are outstanding under the IPC REIT Deferred Unit Plan; (iv) the authorized capital of NSULC consists of 100,000,000 common shares (the “NSULC Common Shares”) and 1,000,000 preferred shares (the “NSULC Preferred Shares”), of which 40,071,998 NSULC Common Shares and 100,000 NSULC Preferred Shares, and no more, are issued and outstanding; (v) the authorized capital of IPC Realty consists of an unlimited number of common shares and an unlimited number of voting preferred shares (the “IPC Realty Preferred Shares”), of which 3,668,686 common shares and 3,818,429 IPC Realty Preferred Shares, and no more, are issued and outstanding; and (vi) the authorized capital of IPC US consists of 5,000 common shares and 5,000 special voting shares (the “IPC US Special Shares”), of which 1,201 common shares and 1,200 IPC US Special Shares, and no more, are issued and outstanding. All of the outstanding NSULC Common Shares are owned beneficially and of record by IPC REIT free of Liens and all of the outstanding NSULC Preferred Shares are owned beneficially and of record by 1716351 free of Liens. All of the outstanding common shares of IPC Realty are owned beneficially and of record by NSULC free of Liens and all of the outstanding IPC Realty Preferred Shares are owned beneficially and of record by PRF free of Liens. All of the outstanding common shares of IPC US are owned beneficially and of record by IPC Realty free of Liens and all of the outstanding IPC US Special Shares are owned beneficially and of record by BR free of Liens. Except for the Options, the Debentures, the Shareholders Agreement, the BR Option Agreement and this Agreement, there are no options, warrants, conversion privileges share appreciation rights, phantom shares, profit participations or interests or other rights, agreements, arrangements or commitments (pre-emptive, contractual or otherwise) obligating IPC REIT, NSULC, IPC Realty or IPC US to issue or sell any Units, shares or other ownership, voting or economic interests or securities or obligations of any kind convertible into or exchangeable for Units, shares or other ownership, voting or economic interests of any of those entities. All outstanding shares or other ownership, voting or economic interests of IPC REIT, NSULC, IPC Realty and IPC US have been duly authorized and issued and are validly outstanding as fully paid and non-assessable securities and were not issued in violation of any pre-emptive rights. Except for the Shareholders Agreement and the BR Option Agreement, none of the Sellers nor any Subsidiary of IPC REIT is a party to any: (a) option, warrant, purchase right or other commitment or Contract  (other than this Agreement) that would require any of the Sellers to sell, transfer or otherwise dispose of the Purchased Shares other than to Buyer; or (b) unitholder agreement, voting trust, proxy or other agreement or understanding relating to the voting of any Units or any ownership interest in any Subsidiary of IPC REIT. Other than the Debentures, there are no bonds, debentures or other evidences of indebtedness of IPC REIT, NSULC, IPC Realty or IPC US outstanding having the right to vote (or that are convertible or exercisable for securities having the right to vote) with Unitholders on any matter. All Units issuable upon the exercise of Options or the conversion of Debentures, in each case in accordance with their terms, will be duly authorized and validly issued and fully paid and non-assessable. There are no outstanding contractual obligations of IPC REIT or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Units or any shares of any such Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than NSULC or any of its Subsidiaries).

Insofar as the representation and warranty in this section 4.1(e) relates to the ownership of, and freedom to dispose, the outstanding IPC Realty Preferred Shares, PRF joins in making this representation and warranty. Insofar as the representation and warranty in this section 4.1(e) relates to the ownership of, and freedom to dispose, the outstanding IPC US Special Shares, BR joins in making this representation and warranty.

(f)            IPC REIT Securities. Neither PRF nor BR owns any Units or other securities of IPC REIT. PRF and BR join in making this representation and warranty.

(g)           Subsidiaries. The Disclosure Letter sets out a complete and accurate corporate chart showing all of IPC REIT’s Subsidiaries and, except for such Subsidiaries, neither IPC REIT nor any of its Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any other Person. All shares, units or other ownership interests outstanding in each Subsidiary of NSULC (excluding IPC Realty and IPC US, which for greater certainty are excluded here because they are described in section 4.1(e)) have been duly authorized and issued and are validly outstanding as fully paid and are non-assessable and were not issued in violation of any pre-emptive rights. All of the issued and outstanding shares, units or other ownership, voting or economic interests that are owned by NSULC, directly or indirectly, in each of NSULC’s Subsidiaries are owned free and clear of Liens, other than Permitted Encumbrances and the pledge of securities of NSULC’s property-owning Subsidiaries pursuant to the KeyBank Facility. Other than the operational agreements governing the relationships with co-owners of the Owned Properties and Leased Properties as listed in the Disclosure Letter, there are no options, warrants, conversion privileges share appreciation rights, phantom shares, profit participations or interests or other rights, agreements, arrangements or commitments (pre-emptive, contractual or otherwise) obligating any Subsidiary of NSULC (excluding IPC Realty and IPC US, which for greater certainty are excluded here because they are described in section 4.1(e)): (i) to issue or sell any of its shares, units or other ownership interests or securities or obligations of any kind convertible into or exchangeable for any shares, units or other ownership interests of such Subsidiary; or (ii) sell any shares, units or other ownership interests or securities or obligations of any kind convertible into or exchangeable for any shares, units or other ownership interests of any other Subsidiary of IPC REIT. There are no bonds, debentures or other evidences of indebtedness of any Subsidiary of NSULC (excluding IPC Realty and IPC US, which for greater certainty are excluded here because they are described in section 4.1(e))) outstanding having the right to vote (or that are convertible or exercisable for securities having the right to vote) with such Subsidiary’s shareholders, unitholders or other owners on any matter. 1716351 is a single purpose corporation and owns or holds no property or assets or any interests therein of any nature or kind whatsoever other than the NSULC Preferred Shares.

(h)           Canadian Securities Legislation. IPC REIT is a “reporting issuer” (or the equivalent) under applicable Canadian securities legislation and is not in default of any material requirements of any applicable securities Laws; no delisting, suspension of trading in or cease trading order with respect to the Units is pending or, to the knowledge IPC REIT, threatened. The Filed CSA Documents did not contain a Misrepresentation as at the respective dates of such Filed CSA Documents and constitute all filings required to be made under applicable securities Laws. IPC REIT has not filed any confidential material change report or similar disclosure document with the Canadian Securities Administrators or the Toronto Stock Exchange which remains confidential as of the date of this Agreement. IPC REIT has delivered to Buyer complete and correct copies of any proposed or contemplated amendments or modifications to the Filed CSA Documents that have not been filed with the Canadian Securities Administration.

(i)            Financial Statements. Each of the audited annual consolidated financial statements of IPC REIT for the fiscal years ending December 31, 2004, 2005 and 2006, including the CFS, and the unaudited consolidated financial statements of IPC REIT for the six months ending June 30, 2007, has been prepared (and all financial statements of IPC REIT which are publicly disseminated in respect of any subsequent periods prior to the Closing Date shall be prepared) in accordance with Canadian GAAP applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of IPC REIT as of the dates thereof and the consolidated results of its operations, cash flows and changes in Unitholders’ equity for the periods then ended.

(j)            Absence of Certain Changes or Events; No Undisclosed Material Liabilities. Since December 31, 2006, except (i) as stated in any Filed CSA Documents, (ii) as stated in the Disclosure Letter and (iii) for actions taken reasonably in good faith accordance with their agreement to facilitate the consummation of the Transactions: (A) each of IPC REIT and its Subsidiaries has conducted its business in the ordinary course consistent with past practice and there would be no violation of sections 5.1(a) or 5.1(b) had such covenants been in effect as of such date except as which would not, individually or in the aggregate, or would not reasonably be expected to, have a Material Adverse Effect; (B) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) has been incurred other than in the ordinary course consistent with past practice and none of such liabilities and obligations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (C) there has not occurred any Material Adverse Effect. Neither NSULC nor any of its Subsidiaries is responsible for or guarantor of any indebtedness of any other Person (other than a Subsidiary of NSULC).

(k)           Assets. Each of IPC REIT and its Subsidiaries has good and valid title to their respective assets which are consolidated in the material assets reflected in the latest consolidated balance sheet of IPC REIT included in the Filed CSA Documents (other than any such asset disposed of in the ordinary course of business), free and clear of any and all Liens except (i) those reflected or reserved against in the latest balance sheet of IPC REIT included in the Filed CSA Documents and listed in the Disclosure Letter, (ii) Liens registered in any public registry system that would not be expected to, individually or in the aggregate, have a Material Adverse Effect and (iii) Permitted Encumbrances. Upon the consummation of the Transactions, Buyer will own all of the assets, rights and interests of NSULC and its Subsidiaries, which shall be sufficient to enable Buyer to operate the business of NSULC and its Subsidiaries in substantially the same manner as it was operated by IPC REIT prior to the date of this Agreement.

(l)            Litigation, etc. The Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all suits, claims, actions or proceedings pending and, to the knowledge of IPC REIT, threatened against or relating to IPC REIT or any of its Subsidiaries or affecting any of their properties, assets or operations at law or equity or before any Governmental Entity. There is no suit, claim, action or proceeding pending or, to the knowledge of IPC REIT, threatened against or relating to IPC REIT or any of its Subsidiaries or affecting any of their properties, assets or operations at law or equity or before any Governmental Entity that, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither IPC REIT nor any of its Subsidiaries is subject to any outstanding material order, writ, judgment, injunction, decree or arbitration order or award.

(m)          Compliance with Applicable Law. Each of IPC REIT and its Subsidiaries have complied for at least the past two years with all applicable Laws, except for any non-compliance which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither IPC REIT nor any of its Subsidiaries has received any notice of any violation of any applicable Laws, except for any violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(n)           Brokers. No broker, investment banker, financial advisor or other Person (assuming no soliciting dealers are engaged with respect to the Unitholder Meeting or the defeasance of the Debentures) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of IPC REIT or any of its Subsidiaries, other than RBC Dominion Securities Inc., Banc of America Securities LLC and T.F. August Associates, Inc., the fees and expenses of which will be paid by IPC REIT in accordance with the terms of the engagement letters entered into with such parties, copies of which have been provided to Buyer.

(o)           Insurance. IPC REIT or its Subsidiaries, as applicable, is a named insured under all insurance policies maintained for the properties of IPC REIT and its Subsidiaries, as applicable. IPC REIT and its Subsidiaries maintains insurance coverage with reputable insurers in such amounts and covering such risks which in the good faith judgment of IPC REIT are reasonable for the business of IPC REIT and its Subsidiaries. Neither IPC REIT nor any of its Subsidiaries is in default as to payment of premiums under the terms of any such insurance policy. Except as set out in the Disclosure Letter or the Filed CSA Documents, no material claims have been made under such insurance policies in the last three years. Seller has made available to Buyer copies of all certificates of insurance, binders and insurance policies maintained by IPC REIT or any of its Subsidiaries, or under which IPC REIT or any of its Subsidiaries has been a beneficiary of coverage, at any time during the past three years, together with a summary of any claims thereunder. NSULC and its Subsidiaries are the owners of all insurance policies maintained for the properties of NSULC and its Subsidiaries, as applicable, and NSULC and its Subsidiaries will be entitled to maintain such insurance policies immediately following the Closing upon the same terms and conditions as currently in effect.

(p)           Real Property.

(i)                       The Disclosure Letter sets forth a complete and accurate list of the Owned Properties and Leased Properties, and the August 8, 2007 rent rolls pertaining thereto. Accurate copies of all Tenant Leases covering more than 25,000 square feet and of any and all material amendments, extensions and/or additions thereto have been included in the Data Room Information. Except as disclosed in the Disclosure Letter, there are no agreements, options, contracts or commitments to sell, transfer or otherwise dispose of the Owned Properties or Leased Properties or to acquire or lease any other real property which would restrict the ability of NSULC or the relevant Subsidiary of IPC REIT to transfer its legal and/or beneficial interest in and to the whole or any part of the Owned Properties or Leased Properties.

(ii)                    NSULC, through one of its Subsidiaries, (A) is the registered and beneficial owner of the Owned Properties with good and marketable title thereto in fee simple free and clear of all Liens, other than Permitted Encumbrances, and (B) is the tenant of the Leased Properties, subject to the terms of the Leases. NSULC’s Subsidiaries have the exclusive right to possess, use, occupy and dispose of the Owned Properties and Leased Properties, subject only to the rights of the other parties to the Leases, the Tenant Leases and the Permitted Encumbrances.

(iii)                 The Owned Properties and Leased Properties and all buildings and structures located thereon and the conduct of NSULC’s business and its Subsidiaries’ businesses as presently conducted does not violate, and the use thereof in the manner in which presently used is not adversely affected by, any zoning or building Laws which, individually or in the aggregate have, or could reasonably be expected to have a Material Adverse Effect. Neither IPC REIT nor any of its Subsidiaries has received any notification alleging any such violation.

(iv)                No Person (other than co-owners of the Owned Properties) has any right of first refusal, right of first opportunity, option to purchase or any other right of increased participation in any of the Owned Properties, or any part thereof.

(q)           No Default. Except as would not, individually or in the aggregate, cause a Material Adverse Effect, none of IPC REIT nor any of its Subsidiaries nor, to the knowledge of IPC REIT, any of the other parties thereto, is in default under or in breach of any Lease, any Tenant Lease (which, for purposes of this section 4.1(q), means a lease of premises comprising at least 25,000 square feet), or any agreement in respect of any debt obligation or any other material Contract (which, for purposes of this section 4.1(q), means a Contract providing for per annum payments of more than $500,000). To the knowledge of IPC REIT, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach of any material Contract. IPC REIT has delivered or made available accurate copies of all such material Contracts.

(r)            Labour Matters.

(i)        IPC REIT has no employees other than those employed by NSULC or any of its Subsidiaries. Neither IPC REIT nor any of its Subsidiaries is party to or bound by any Contract which provides for change in control, retention or similar payments, or any accelerated or enhanced payment or benefit upon or in connection with the completion of the Transactions or upon the execution and delivery of this Agreement (in either case, either alone or in conjunction with any other event).

(ii)       Neither NSULC nor any of its Subsidiaries is a party to or currently negotiating any collective bargaining agreement other than the collective bargaining agreements listed in the Disclosure Letter (the “Collective Bargaining Agreements”), true, correct and complete copies of which have been made available to Buyer. Except in respect of the Collective Bargaining Agreements, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of NSULC or any of its Subsidiaries by way of certification, interim certification, voluntary recognition, or succession rights or, to the knowledge of IPC REIT, has applied or threatened to apply to be certified as the bargaining agent of any employees of NSULC or any of its Subsidiaries. To the knowledge of IPC REIT, there are not currently (A) any union organization activities involving any employees of NSULC or any of its Subsidiaries, or any threats of such activities, (B) any strikes or lockouts or work stoppages or other material labour disputes affecting NSULC or any of its Subsidiaries or any threats of such labour disputes, or (C) any charges of unfair labour practice (other than routine individual grievances, that, individually or in the aggregate, would not be expected to have a Material Adverse Effect.)

(iii)      There are no unfair labour practice charges, grievances or complaints filed or, to the knowledge of IPC REIT, threatened in writing by or on behalf of any employee or group of employees of NSULC or any of its Subsidiaries that have not been settled or remedied that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(iv)      There are no complaints, charges or claims against NSULC or any of its Subsidiaries filed or, to the knowledge of IPC REIT, threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by NSULC or any of its Subsidiaries that have not been settled or remedied that if adversely decided would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(v)       With respect to employees of NSULC and its Subsidiaries, (A) NSULC and each of its Subsidiaries are in compliance with all laws relating to the employment of labour, including all such laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act (as amended, “WARN”) and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for any non-compliance that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (B) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to NSULC or any of its Subsidiaries within the last six (6) months.

(vi)      All of the existing employees of IPC US and its Subsidiaries are, to the knowledge of IPC REIT, legally employable in the United States.

(s)           ERISA and Employee Plans.

(i)        The Data Room Information lists all the employee benefit, health, welfare, pension, bonus, profit sharing, deferred compensation, change of control arrangements, incentive compensation, stock compensation, stock option or purchase, severance, change of control, retirement plans or arrangements, life or accidental insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment, insurance benefits, employee loans, vacation pay, fringe benefit arrangements, severance or termination pay or other benefit plan policy, agreement or arrangement applicable to present or former employees, directors or trustees (or any of their respective dependants or beneficiaries) of IPC REIT or any of its Subsidiaries which are currently maintained or participated in by IPC REIT or any of its Subsidiaries or with respect to which, to the knowledge of IPC REIT, IPC REIT, any of its Subsidiaries or any of their respective ERISA Affiliates may have any liability (the “Employee Plans”). None of the Employee Plans are established and maintained primarily to provide systematically for the payment of a definitely determinable annuity to participants over a period of time, after retirement or are otherwise defined benefit plans. None of the Employee Plans of IPC US or its Subsidiaries provides for the participation of any employees, directors or trustees (or to the knowledge of IPC REIT any of their respective dependants or beneficiaries) resident outside of the United States.

(ii)       All of the Employee Plans have been administered and invested in all material respects in accordance with all Laws applicable to the Employee

Plans. Each Employee Plan which is an Employee Pension Benefit Plan and which is intended to be qualified under Code section 401(a) is subject to a favourable determination letter issued by the Internal Revenue Service which covers all amendments to any such plan for which the remedial amendment period (within the meaning of Code section 401(b) and applicable regulations) has expired and, to the knowledge of IPC REIT, no event has occurred which will or could give rise to disqualification of any such plan under such sections. No “prohibited transaction,” within the meaning of section 4975 of the Code or sections 406 or 407 of ERISA, and not otherwise exempt under sections 4975 of the Code and section 408 of ERISA, has occurred with respect to any Employee Benefit Plan.

(iii)      Other than routine claims for benefits and appeals of denied routine claims, there are no material actions, suits, claims or proceedings, pending or, to the knowledge of IPC REIT, threatened, relating to the Employee Plans and, to the knowledge of IPC REIT, no fact or circumstance exists which could reasonably be expected to give rise to any such action, claim or proceeding. To the knowledge of IPC REIT, there are no audits, inquiries or proceedings pending or threatened by any Governmental Entity with respect to any Employee Plan.

(iv)      Except for amendments that may be required to maintain the Employee Plans in compliance with Code section 401(a) and related sections and provisions of ERISA prior to the Closing Date, no material amendments to any Employee Plan have been promised and no material amendments to any Employee Plan will be made or promised prior to the Closing Date which affect or pertain to the employees of IPC REIT or any of its Subsidiaries or which, to the knowledge of IPC REIT, could cause liability to IPC REIT or any of its Subsidiaries.

(v)       All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments that are due have been paid with respect to each Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(vi)      Except as required by applicable Laws, none of the Employee Plans, other than Employee Pension Benefit Plans, provide benefits beyond retirement or other termination of service to employee or former employees or to the beneficiaries or dependants of such employees.

(vii)     Neither IPC REIT nor any of its Subsidiaries contributes to any “multiemployer plan” as defined in section 3(37) of ERISA.

(viii)    No Employee Plan contains any provision that would prohibit the Transactions, would give rise to any severance, termination or other payment as a result of the consummation of the Transactions (alone or in connection with any other event) or would cause any payment, acceleration or increase in benefits provided under any Employee Plan as a result of the Transactions (alone or in connection with any other event).

(t)            Tax Matters.

(i)            Each of IPC REIT and its Subsidiaries has filed or caused to be filed all Tax Returns required to be filed by the Tax Act or the Code or by other applicable Tax Laws, other than Income Tax Returns and Tax Returns in each case for which extensions have been granted by the relevant taxing authorities. All Taxes due and owing by IPC REIT or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid in full or will be paid in full by the due date thereof. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets or properties of IPC REIT or any of its Subsidiaries.

(ii)           Except as disclosed in the Disclosure Letter, there is no material dispute or claim, including any audit, investigation or examination by any taxing authority, actual, pending or, to the knowledge of IPC REIT, threatened, concerning any Tax liability of IPC REIT or any of its Subsidiaries, no written notice of such an audit, investigation, examination, material dispute or claim has been received by IPC REIT or any of its Subsidiaries, nor does IPC REIT have knowledge of any such audit, investigation, examination, material dispute or claim based upon personal contact with any agent of such taxing authority.

(iii)          Except as disclosed in the Disclosure Letter, neither IPC REIT nor any of its Subsidiaries has requested, or entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(A)      to file any Tax Return (which has not since been filed) in respect of any Taxes for which any of IPC REIT or its Subsidiaries is or may be liable;

(B)       to file any elections, designations or similar filings relating to Taxes (which have not since been filed) for which any of IPC REIT or its Subsidiaries is or may liable;

(C)       any of IPC REIT or its Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes (which have not since been paid or remitted); or

(D)      any Governmental Entity may assess or collect Taxes for which any of the IPC REIT or its Subsidiaries is liable.

(iv)          The unpaid Taxes of IPC REIT and its Subsidiaries (A) did not, as of the most recently published consolidated financial statement of IPC REIT,

exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in that financial statement and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of IPC REIT and its Subsidiaries in reporting their income in their Tax Returns.

(v)           Each of IPC REIT and its Subsidiaries has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person the amount of all Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same (or is properly holding for such remittance) to the appropriate Governmental Entity.

(vi)          IPC REIT is a “mutual fund trust” as defined in the Tax Act.

(vii)         Each of the Sellers is not a non-resident of Canada within the meaning of the Tax Act.

(viii)        Neither IPC REIT nor any Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between the IPC REIT and any Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

(ix)          Neither IPC REIT or any Subsidiary has requested a private letter ruling from the US Internal Revenue Service or comparable rulings from other taxing authorities.

(x)           Neither IPC REIT nor any Subsidiary has any liability for Taxes of any Person other than IPC REIT and its Subsidiaries under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a successor or transferee or otherwise.

(xi)          Neither IPC REIT or any Subsidiary has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(xii)         Neither IPC REIT or any Subsidiary is a party to any agreement, arrangement, understanding or plan that has resulted, or would result in connection with contemplated transactions or any change in control, in the payment of any amount that would, by operation of section 280G of the Code, not be deductible by the entity making such payment.

(xiii)        Neither IPC REIT or any Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to section 162(m) of the Code.

(xiv)        As of the date hereof, IPC US and its Subsidiaries have no material earnings and profits attributable to any year of such corporation within the meaning of section 857 of the Code and the Treasury Regulations thereunder, excluding for this purpose: (A) any earnings and profits of the following corporations, for which “taxable REIT subsidiary” elections effective as of March 31, 2007 have been timely filed: Wanamaker Retail Lease Manager, Inc., Wanamaker Office Lease GP, Inc., IPC United Plaza Management, Inc., IPC Commercial Properties Management Inc., IPC Office Properties Management Inc., IPC XPark Properties Management Inc., IPC White Plains Properties Management Inc., IPC NOI Management Inc., IPC Wanamaker GP, Inc., IPC Lexington Properties Management Inc., IPC McDonald Properties Management Inc., and IPC Dallas GP Inc.; (B) any earnings and profits of corporations that were included in the consolidated return of IPC US for the year ending December 31, 2006, which would be eliminated pursuant to the rule contained in the last sentence of Treasury Regulation §1.1502-33(a)(2) in the event such corporations were to transfer, or be deemed to transfer, their assets to IPC US in a liquidation to which Code section 332 applies; and (C) earnings and profits of the following corporations not in excess of $50,000 in the aggregate: IPC Florida II Management Inc., IPC United Plaza Fee Manager Inc. and IPC Loop Central GP Inc.

(xv)         Each Subsidiary of IPC REIT that is a partnership, joint venture, limited liability company or “foreign eligible entity” within the meaning of Treasury Regulation section 301.7701-3(b)(2) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation or as a “publicly traded partnership” within the meaning of section 7704(b) of the Code.

(xvi)        Each arrangement or plan relating to any employee or service provider of IPC REIT or any of its Subsidiaries that is subject to section 409A of the Code has been operated in good faith compliance, in all respects, with section 409A of the Code.

(xvii)      None of IPC REIT or any of its Subsidiaries has agreed, or is required to make, any adjustment under section 481(a) of the Code (whether as a result of the transactions set forth herein or otherwise) and there has been no transaction or event (including but not limited to any receipt of a prepaid amount or an instalment sale) which would result in income attributable to such transaction or event being recognized for Tax purposes in a period following Closing.

(xviii)     For all taxable periods (and portions thereof) (A) none of the Subsidiaries of IPC REIT has a “dual consolidated loss” within the meaning of section 1503(d)(2) of the Code and applicable Treasury Regulations that is subject to disallowance pursuant to section 1503(d) of the Code, (B) each of the

Subsidiaries of IPC REIT has been and continues to be in compliance with all applicable Treasury Regulations that are required to be satisfied in order to prevent any “dual consolidated loss” from being disallowed pursuant to section 1503(d) and applicable Treasury Regulations, and (C) there has been no event or other occurrence that would require the recapture of any “dual consolidated loss” pursuant to section 1503(d) of the Code and applicable Treasury Regulations.

(xix)        None of IPC REIT or any of the Subsidiaries has taken a reporting position on a Tax Return, which reporting position (A) if not sustained would be reasonably likely to give rise to a penalty for substantial understatement of U.S. federal income Tax under section 6662 of the Code (or any similar provision of state, provincial, local or foreign Tax Law), and (ii) has not adequately been disclosed on such Tax Return in accordance with section 6662(d)(2)(B) of the Code (or any similar provision of state, provincial, local or foreign Tax law).

(xx)         NSULC is and at all times  has been a “disregarded entity” for U.S. federal income tax purposes.

(xxi)        IPC Realty has never engaged in a “trade or business” in the United States as that term is defined in section 864 of the Code, and has not conducted any activity in a state or local taxing jurisdiction in the United States that would result in the imposition of any state or local Tax on IPC Realty.

(xxii)       IPC US is taxable as a domestic corporation for U.S. federal income tax purposes, but for any current or subsequent election to be treated as a REIT. IPC US maintains its books and records on the calendar year for U.S. federal income tax purposes. IPC US has not previously made an election to be taxed as a REIT within the five years preceding the Closing Date and had such election revoked or terminated by the US Internal Revenue Service. IPC US has not been operated as a bank, a financial institution, a small business investment company operating under the United States Small Business Act of 1958, as amended, a business development corporation or an insurance company. IPC US was not created by or pursuant to an act of a state legislature for the purpose of promoting, maintaining or assisting the economy within the state by making loans that generally would not be made by banks. IPC US at all times has been managed by a board of directors. The beneficial ownership of IPC US has been evidenced by common shares and IPC US Special Shares, which shares, subject to applicable U.S. federal and state securities laws, have not been subject to any restrictions on transfer imposed by IPC US, except as set forth in the charter of IPC US and except for restrictions imposed by the Shareholders Agreement and the KeyBank Facility.

(xxiii)     At the end of each quarter of the current taxable year, at least 75% of the value of IPC US’s total assets has consisted of real estate assets, cash and cash items (i.e., receivables arising in the ordinary course of IPC US’s operations, certificates of deposit), government securities, and, only during the one-year period commencing on the date new capital is received, stock or debt instruments attributable to the temporary investment of new capital. For purposes of this section, shares in a money market fund (i.e., a regulated investment company) are considered an investment in “securities” and not cash or a “cash item.”

(xxiv)      At the end of each quarter of the current taxable year, IPC US’s total assets have not consisted of securities (other than obligations secured by mortgages on real property, shares in other REITs, government securities) of any one issuer (including debt securities of an issuer that is treated as a partnership for U.S. federal tax purposes) that represent either (A) more than five percent of the value of IPC US’s total assets or (B) more than ten percent of the voting power or value of the outstanding securities of such issuer, other than in the case of the following issuers, for which taxable REIT subsidiary elections have been filed: IPC Commercial Properties Management Inc., IPC Office Properties Management Inc., IPC XPark Properties Management Inc., IPC White Plains Properties Management Inc., IPC NOI Management Inc., IPC Wanamaker GP, Inc., IPC Lexington Properties Management Inc., IPC McDonald Properties Management Inc., IPC Dallas GP Inc., Wanamaker Retail Lease Manager, Inc., Wanamaker Office Lease GP, Inc. and IPC United Plaza Management, Inc.

(xxv)       IPC US (A) holds all of its real property (other than that property that constitutes Foreclosure Property), for the purpose of obtaining rental income and long term appreciation and (B) does not hold any of its properties as inventory or primarily for sale to customers in the ordinary course of a trade or business.

(xxvi)     At least 75% of IPC US’s gross income for the current taxable year has been derived from (A) Rents From Real Property, (B) interest on obligations secured by mortgages on real property or interests in real property, (C) gain from the sale or other disposition of real property held neither as inventory nor primarily for sale to customers in the ordinary course of a trade or business (such income derived from the sale or other disposition of real property held as inventory or primarily for sale to customers in the ordinary course of a trade of business constituting “Prohibited Income”), (D) dividends or other distributions on, and gain from the sale or other disposition of, transferable shares of stock of other REITs, (E) abatements and refunds of taxes on real property, (F) income from Foreclosure Property, (G) amounts received or accrued as consideration for entering into agreements to make loans secured by mortgages on real property or on interests in real property or to purchase or lease real property (including interests in real property and interests in mortgages on real property), (H) gain from the sale or disposition of a Real Estate Asset which is not Prohibited Income and (I) any income which is (i) attributable to stock or a debt instrument, (ii) attributable to the temporary investment of new capital derived from an issuance of stock or a public offering of debt obligations with maturity dates of at least five years, and (iii) received or accrued during the one-year period beginning on the date IPC US received the capital. For the purposes of computing interest on obligations secured by mortgages on real property or interests in real property, the amount shall not include any interest dependent in whole or in part upon the income or profits of any person.

(xxvii)    At least 95% of IPC US’s gross income for the current taxable year has been derived from sources described in section 4.1(t)(xxvi), plus (A) dividends, (B) interest on obligations other than mortgages, (C) gain from the sale or other disposition of stock and securities held neither as inventory nor primarily for sale to customers in the ordinary course of a hade or business, (D) abatements and refunds of taxes on real property, (E) income and gain derived from Foreclosure Property that is not Prohibited Income, (F) amounts received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property), (G) gain from the sale or other disposition of real estate assets (including an interest in an entity that qualifies as a REIT for federal income tax purposes and regular and residual interests in real estate mortgage investment conduits (“REMICs”)), that is not Prohibited Income and (H) income from any transaction, including gain from the sale or disposition of such a transaction, entered into in the normal course of the trade or business of IPC US or any other direct or indirect corporate or noncorporate entity in which IPC US holds a direct or indirect equity interest to manage interest rate risk or price changes or currency fluctuations with respect to borrowings made, or ordinary obligations incurred, by IPC US or any other direct or indirect corporate or noncorporate entity in which IPC US holds a direct or indirect equity interest to acquire or carry real estate assets, if the transaction is clearly identified as a hedging transaction before the close of the day on which it was acquired, originated or entered into.

(xxviii)   Less than 15% of the fair market value of any of IPC US’s properties which are subject to leases have been attributable to personal property and all personal property leased by IPC US have been under or in connection with a lease of real property.

(xxix)      Except as provided below, IPC US does not render, furnish or provide any services to tenants, except (A) such services which are customarily furnished or rendered in connection with the rental of real property (as determined by the geographic market in which the property is located and by services customarily provided to tenants in properties of a similar class), (B) such services which are not rendered primarily for the convenience of the tenant and are usually or customarily rendered in connection with the rental of space for occupancy only or (C) income derived from services not described in clause (B) hereof with respect to a property does not exceed one percent of all amounts received or accrued during a taxable year with respect to such property. For purposes of the one percent threshold, the amount derived by IPC US for any service is deemed to be not less than 150% of the direct cost incurred by IPC US in furnishing or rendering the service. Notwithstanding the foregoing, Buyer acknowledge that IPC REIT currently has in place certain existing parking arrangements and is providing certain special services to tenants that may cause IPC REIT not to be in compliance with the foregoing. IPC REIT will cooperate with Buyer to ensure that such parking arrangements and other services are restructured as necessary to bring them into compliance with the foregoing.

(xxx)       Neither IPC US nor any other direct or indirect corporate or noncorporate entity in which IPC US holds a direct or indirect equity interest, owns or operates any hotel or health care facility, or provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated.

(u)                                 Environmental Matters.

(i)                                     Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(A)      each of IPC REIT and its Subsidiaries has complied for at least the past two years with applicable Environmental Laws, except for any non-compliance which has been remedied and, to the knowledge of IPC REIT, neither IPC REIT nor any of its Subsidiaries is subject to any Environmental Liability;

(B)       each of IPC REIT and its Subsidiaries has obtained and currently possesses and maintains in good standing all permits required by Environmental Laws in connection with their ownership or operation of the Owned Properties or the development by IPC REIT or its Subsidiaries of the Owned Properties; provided, that with respect to any permit required to be obtained by any lessee of an Owned Property or any Person other than IPC REIT or its Subsidiaries with respect to the conduct of business on the Owned Properties, the representation contained in this subsection (ii) is limited to the knowledge of IPC REIT;

(C)       all asbestos or asbestos-containing materials and lead-based paint at any of the Owned Properties have been and are managed in accordance with Environmental Laws pursuant to an operations and maintenance program;

(D)      neither IPC REIT nor any of its Subsidiaries has released, stored, treated or disposed or transported, and to the knowledge of IPC REIT, no other Person has released, stored, treated or disposed or transported, Hazardous Substances on or from any of the Owned Properties in a manner that would reasonably be expected to result in any Environmental Liabilities; and

(E)       neither IPC REIT nor any of its Subsidiaries (A) has entered into or agreed to any consent, decree or order or is a party to any judgment, decree or judicial or administrative order relating to compliance with Environmental Laws, permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (B) has assumed, by contract or operation of Law, any Environmental Liabilities or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any Environmental Liabilities.

(ii)           No material Liens have been imposed or are in effect on any of the Owned Properties pursuant to any Environmental Law.

(iii)          IPC REIT has made available to Buyer true and complete copies of all environmental reports, investigations, assessments, audits and permits relating to compliance under or liability pursuant to Environmental Laws in the possession or within the control of IPC REIT or any of its Subsidiaries.

(iv)          To the knowledge of IPC REIT, there are no aboveground or underground storage tanks on the Owned Properties or the Leased Properties and any storage tanks formerly on the Owned Properties or the Leased Properties, to the knowledge of IPC REIT, have been removed and any effected soil, surface, water or ground water has been remediated in all material respects in compliance with all Environmental Laws.

(v)           Books and Records. All Books and Records fairly disclose in all material respects the financial position of IPC REIT and its Subsidiaries and all material financial transactions relating to the business carried on by IPC REIT and its Subsidiaries have been accurately recorded in all material respects in such Books and Records.

(w)          Related Party Transactions. There are no material contracts, agreements, arrangements, understandings, commitments or other transactions currently in place between IPC REIT or any of its Subsidiaries, on the one hand, and (i) any officer, director or trustee of IPC REIT or any of its Subsidiaries, (ii) any holder of record or, to the knowledge of IPC REIT, beneficial owner of 5% or more of the Units, the IPC Realty Preferred Shares or any other class of securities of IPC REIT or any of its Subsidiaries, or (iii) to the knowledge of IPC REIT, any affiliate or associate of any such, officer, director, trustee, holder of record or beneficial owner, on the other hand.

(x)            Rights Plan. IPC REIT has no Unitholder rights plan or similar plan and, as of the date hereof, no Unitholder rights plan or similar plan is contemplated to be put in place by IPC REIT.

(y)           Distribution Reinvestment Plan. IPC REIT suspended the Distribution Reinvestment Plan effective immediately after the payment on May 15, 2007 to Unitholders in respect of the distributions declared by IPC REIT to Unitholders of record on April 30, 2007. No Units have been acquired or issued under the Distribution Reinvestment Plan since May 15, 2007.

(z)            Transaction Costs. The Disclosure Letter sets out IPC REIT’s good faith estimate of Transaction Costs itemized by applicable category.

(aa)         Data Room Information. All Data Room Information is complete and accurate in all material respects as at the respective dates stated therein, or if any Data Room Information is undated, as at the date of delivery into the data room for purposes of the Transactions, except to the extent modified, amended or superseded by later dated or delivered Data Room Information.

(bb)         Derivative Contracts. Other than fixed-priced gas, electricity or other utility contracts, IPC REIT and its Subsidiaries are not parties to and have no liabilities under or in connection with any current or active derivative contracts.

4.2                               Representations and Warranties of Parent and Buyer.

Each of Parent and Buyer hereby jointly and severally represent and warrant that:

(a)           Organization, Standing and Corporate Power. Each of Parent and Buyer has been duly formed or incorporated under applicable Law, is validly existing and has the corporate power and authority to own its properties and conduct its businesses as currently owned and conducted. Buyer is an Affiliate of Parent.

(b)           Authority; No conflict. Each of Parent and Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and Buyer and the consummation by them of the Transactions have been duly authorized by the board of directors or similar authority of each of Parent and Buyer, respectively, and no other internal proceedings on the part of either Parent or Buyer are necessary to authorize this Agreement or the Transactions. This Agreement has been duly executed and delivered by each of Parent and Buyer and constitutes a valid and binding obligation of each of Parent and Buyer, enforceable against each of them respectively in accordance with its terms subject to the usual exceptions as to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights and the availability of equitable remedies. The execution and delivery by each of

Parent and Buyer of this Agreement, the performance of their respective obligations hereunder and the completion of the Transactions will not result directly or indirectly (with or without notice or the passage of time) in a violation, default or breach by either Parent or Buyer of, require any consent to be obtained or filing to be made by either of them under, or constitute a default under any provision of, conflict with or give rise to any termination, cancellation or acceleration rights or other materially adverse consequence under any provision of:

(i)        its constating documents; or

(ii)       any Law applicable to Parent or Buyer, on the assumption however that the Regulatory Approvals disclosed in the Disclosure Letter are obtained.

(c)           Consents and Approvals. Other than pursuant to the Investment Canada Act, no consent, approval or Authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by either Parent or Buyer in connection with the execution and delivery of this Agreement by them respectively, except where the absence or failure thereof would not be material.

(d)           Financial Resources. Buyer has sufficient funds, or adequate arrangements as such term is understood for purposes of Section 96 of the Securities Act for financing in place to ensure that it will have sufficient funds, to pay all payments under this Agreement (including the NSULC Purchase Price, the IPC Realty Purchase Price and the IPC US Purchase Price).

(e)           Ownership of Units. None of Parent, Buyer or their respective Subsidiaries beneficially own any Units, Debentures or other securities of IPC REIT.

4.3          Survival of Representations and Warranties.

The representations and warranties made by the parties shall remain in effect during the term of this Agreement and shall expire simultaneously with the earlier of (i) Closing and (ii) the termination of this Agreement in accordance with its terms. No investigations made by or on behalf of Buyer or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the Sellers herein or pursuant thereto.

ARTICLE 5

COVENANTS OF IPC REIT

5.1          Conduct of Business.

IPC REIT hereby agrees that between the date of this Agreement and the Closing Date or the date on which this Agreement has been terminated pursuant to Article 10, unless Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), or as is otherwise (i) expressly contemplated by this Agreement, including in connection with section 7.2, or (ii) set forth in the Disclosure Letter:

(a)       it shall conduct its business and cause its Subsidiaries to conduct their respective businesses in the ordinary course consistent with past practice and it shall use commercially reasonable efforts to maintain and preserve its and its Subsidiaries business organization, goodwill and business relationships;

(b)       it shall use commercially reasonable efforts to comply promptly with all material requirements which applicable Law may impose on it and its Subsidiaries;

(c)       it will use commercially reasonable efforts to consult on an ongoing basis with Buyer in order that the representatives of Buyer will become more familiar with IPC REIT and its Subsidiaries as well as with their respective financial affairs, including in relation to any commitments, arrangements or transactions proposed to be entered into that would be out of the ordinary course of business or outside the current operating plan that could reasonably be expected to give rise to a material liability or commitment of any kind and will use commercially reasonable efforts so that such consultations be effected on a basis that will allow sufficient time for Buyer to give reasonable consideration to the same including without limiting the generality of the foregoing, to maintain Buyer’s access to the Data Room Information;

(d)       it will use commercially reasonable efforts to retain the services of the current employees of NSULC and its Subsidiaries, and subject to compliance with applicable Laws regarding privacy, it shall provide reasonable access to employment and benefit information relating to the employees of NSULC and its Subsidiaries;

(e)       subject to compliance with applicable competition Laws, it shall not and shall not permit any of its Subsidiaries to:

(i)            issue or commit to issue any securities or other ownership interest in IPC REIT or any of its Subsidiaries, except as a result of the exercise of Options outstanding at the date hereof or the conversion of Debentures outstanding at the date hereof;

(ii)           declare, set aside or pay any Excess Distribution Amount, or change the current record or payment date of the Monthly Distribution;

(iii)          declare, set aside or pay any dividend or other distribution or payment whether in cash, securities or property (other than to the extent to fund (A) a Monthly Distribution, (B) monthly dividends in the amount of $1,250 on the IPC US Special Shares, (C) interest payments and other amounts due and payable on the Debentures, (D) regular distributions owing to co-owners of the Owned Properties or Leased Properties in accordance with the terms of the operational agreements governing such co-ownership relationships listed in the Disclosure Letter and (E) consistent with past practice, for working capital requirements of IPC REIT and its Canadian operations), in each case on or in respect of (x) the outstanding Units; (y) other securities of IPC REIT; or (z) any securities of any Subsidiary of IPC REIT that is not directly or indirectly wholly-owned by IPC REIT;

(iv)          grant or commit to grant any Options, warrants, convertible securities share appreciation rights, phantom shares, profit participations or interests or rights to subscribe for, purchase or otherwise acquire or exchange into any securities or other ownership interest in IPC REIT or any of its Subsidiaries, except as expressly permitted in section 5.3(b);

(v)           directly or indirectly redeem, purchase or otherwise acquire or commit or offer to acquire any securities or other ownership interest in IPC REIT or any of its Subsidiaries, except pursuant to the terms of the Declaration of Trust or as otherwise expressly contemplated hereunder;

(vi)          effect any subdivision, consolidation or reclassification of any of its Units;

(vii)         amend, vary or modify (A) the Declaration of Trust, including the investment guidelines and operating policies thereunder, or (B) the organizational documents of any Subsidiary, other than the Trust Amendment or as expressly permitted hereunder;

(viii)        amend the Indenture other than as expressly contemplated in section 5.4(b);

(ix)           reorganize, merge, consolidate or amalgamate with any other Person whatsoever;

(x)            make a capital expenditure other than (A) capital expenditures of the type (and in the specific amount) as set forth in the Disclosure Letter and (B) other capital expenditures in an aggregate amount not to exceed $3 million, or permit any Subsidiary to do so;

(xi)           (A) incur any indebtedness for borrowed money, excluding normal working capital financing in the ordinary course of business consistent with past practice and amounts incurred to fund Transaction Costs and the defeasance of the Debentures as contemplated in section 5.4(c), (B) issue or sell debt securities or (C) guarantee the payment of any third party indebtedness;

(xii)          adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring or recapitalization of NSULC or any of its Subsidiaries;

(xiii)         satisfy or settle any material claim prior to the same being due, relinquish any material contractual rights, commence any material claim out of the ordinary course of business or amend or otherwise vary any existing claim out of the ordinary course of business except as disclosed in the Disclosure Letter;

(xiv)        pre-pay any mortgage indebtedness or, except in the ordinary course of business consistent with past practice, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise);

(xv)         transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), or agree to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, or allow to lapse or expire or otherwise dispose of, any material entity, material business or material assets;

(xvi)        waive, release, settle or compromise any pending or threatened suit, action, claim, arbitration, mediation, inquiry, proceeding or investigation against IPC REIT or any of its Subsidiaries, other than where the amounts paid or to be paid either (A) do not exceed $1,000,000 in the aggregate for all such waivers, releases, settlements or compromises or (B) are fully covered by insurance coverage maintained by IPC REIT, provided that in each case any such waiver, release, settlement or compromise includes a full release of IPC REIT and its applicable Subsidiaries with respect to the matters covered by the subject litigation;

(xvii)       sell or otherwise dispose of the securities of any of its Subsidiaries or any Owned Properties or Leased Properties, or grant additional security or create a Lien (other than as required under the KeyBank Facility or other Permitted Encumbrances) encumbering such assets;

(xviii)      except for entering into derivatives in respect of natural gas, electricity or other utilities for hedging purposes only, consistent with past practice, and for a period of no more than one year, enter into any forward, swap, hedge or other similar financial obligations;

(xix)         acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any Person or make any investment either by the purchase of securities, contributions or capital, property transfer, or purchase of any property or assets of any other Person, if any of the foregoing would be material;

(xx)          modify, amend, terminate or enter into any Contract, or enter into any other transaction with (A) any trustee, director or officer of IPC REIT or any of its Subsidiaries, (B) any holder of record or, to the knowledge of IPC REIT, beneficial owner of 5% or more of the Units, the IPC Realty Preferred Shares or any other class of securities of IPC REIT or any of its Subsidiaries or (C) to the knowledge of IPC REIT, any Affiliate or associate of any such officer, trustee, director, holder of record or beneficial owner;

(xxi)         (A) grant to any trustee, director, officer or employee of IPC REIT or any of its Subsidiaries any increase in compensation or benefits in any form (except for routine annual salary or wage increases, all in the ordinary course of business consistent with past practice), (B) commit to or make a loan to any such trustee, director, officer or employee, or (C) except as required by applicable Laws, enter into or otherwise modify any employment or change of control arrangements or contract with any such Person (whether with an existing employee or a new employee);

(xxii)        (A) make any payments in respect of any existing retention, change in control or bonus plan adopted by IPC REIT or any of its Subsidiaries, (B) adopt any new retention, bonus, severance, change in control or retirement plan for the benefit of trustees, directors, officers or employees of IPC REIT or any of its Subsidiaries or (C) make any payments to such trustees, directors, officers or employees not consistent with past practice, without Buyer’s prior written consent;

(xxiii)       establish, adopt or amend any Employee Plan except as required by applicable Law;

(xxiv)       except (A) with the consent of Buyer, such consent not to be unreasonably withheld, or (B) with respect to the entering into of a Tenant Lease in accordance with the terms of an offer to lease entered into prior to the date hereof and contained in the Data Room Information, enter into any lease or agreement to lease, or terminate or accept a surrender of a lease, with respect to an area of 25,000 square feet or more without prior notification to Buyer sufficiently in advance of concluding the lease as to permit a meaningful opportunity for consultation. For purposes of this section 5.1(e)(xxiv), consent of Buyer shall be deemed to have been given if no response is received from Buyer within three Business Days following a written request therefor, which request shall be accompanied by all material details regarding the proposed Tenant Lease;

(xxv)        except in the ordinary course consistent with past practice or as required by applicable Law, enter into, modify or amend in any material respect or terminate any Contract, agreement, commitment or arrangement that provides for per annum payments by IPC REIT or any Subsidiary of more than $500,000. For purposes of this section 5.1(e)(xxv), consent of Buyer shall be deemed to have been given if no response is received from Buyer within three Business Days following a request therefor, which request shall be accompanied by a completed copy of such proposed Contract, agreement, commitment or arrangement;

(xxvi)       make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, unless such election or compromise is required by law or necessary to qualify or preserve the status of any Subsidiary as a partnership for federal income tax purposes or to preserve the ability of IPC US to elect to be treated as a real estate investment trust for federal income tax purposes; or take or fail to take any material action that could affect the ability of IPC US to elect to be treated as a real estate investment trust for US federal income tax purposes for the taxable year of IPC US that includes the Closing Date; or

(xxvii)      authorize or enter into any agreement to do any of the foregoing prohibited matters;

(f)            without limiting the provisions of section 7.2, it shall use commercially reasonable efforts to maintain and to cause each Subsidiary to maintain its existing insurance except where replaced by insurance from insurers with at least as favourable credit ratings where such replacement insurance offers similar coverage;

(g)           it shall use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting the property or assets of IPC REIT or any of its Subsidiaries;

(h)           it shall advise Buyer in writing promptly after it acquires knowledge of:

(i)        any event or state of fact that would render any representation or warranty of the Sellers contained in this Agreement, untrue, inaccurate or incomplete in any material respect or, where already qualified by references to materiality or Material Adverse Effect, in any respect (and for any representation or warranty which expressly speaks solely of a specific date, if it would have been untrue, inaccurate or incomplete in respect of such date);

(ii)       the occurrence of any Material Adverse Effect;

(iii)      any breach by the Sellers of any covenant contained herein; and

(iv)      any death, disability, resignation, termination of employment or other departure of any executive officer of IPC REIT or of any of its Subsidiaries.

5.2          Covenants Relating to the Transactions.

IPC REIT hereby agrees that between the date of this Agreement and the Closing Date or the date on which this Agreement has been terminated pursuant to Article 10:

(a)           it shall cause the BR Option Agreement and Shareholders Agreement to be terminated prior to or on the Closing Date without cost to any party to such agreements beyond amounts accrued to the date of termination in the ordinary course and consistent with past practice;

(b)           subject to confirmation that insurance coverage is maintained as contemplated in section 7.2 and provided the conditions precedents in Article 3 in favour of the Sellers shall have been satisfied or waived, it shall use commercially reasonable efforts to obtain and deliver to Buyer on the Closing Date evidence reasonably satisfactory to Buyer of the resignations, effective as of the Closing Date, of the trustees of IPC REIT and, to the extent designated by Buyer to IPC REIT in writing at least five Business Days prior to the Closing Date, the directors of IPC REIT’s Subsidiaries;

(c)           it shall, and shall cause each of its Subsidiaries to, take such actions as are necessary to reorganize their respective capital, assets and structure as Buyer may reasonably require; provided, however, that (i) no such reorganization will be undertaken unless Buyer has agreed to pay the reasonable implementation costs and any direct or indirect costs and liabilities including tax costs and liabilities that may be incurred to unwind any such reorganization if Buyer does not complete the Transactions, including actual out-of-pocket costs and expenses for filing fees and legal counsel and auditors which may be incurred, (ii) to the extent reasonably practicable, the parties shall seek to have any such reorganization made effective on the day ending immediately prior to the Closing Date; and (iii) no such reorganization shall be considered to constitute a breach of the covenants, representations or warranties hereunder;

(d)           upon the request of Buyer, IPC REIT shall, and shall cause each of its Subsidiaries to, take such actions as are necessary to effect the Transactions in such manner that Buyer or one or more of its Affiliates makes a loan to IPC US simultaneously with or immediately prior to the Closing, in an aggregate principal amount which does not exceed the existing intercompany indebtedness of IPC US owing to IPC Realty and to other Subsidiaries of NSULC at the date of the making of the loan. Subject to section 5.4(c), the proceeds of such loan, if made, shall be used to repay the existing intercompany indebtedness owing by IPC US to IPC Realty Limited and to other Subsidiaries of NSULC and shall then be distributed to IPC REIT and to PRF (in such manner as may be determined by IPC REIT) simultaneously with the Closing. To the extent Buyer or its Affiliates make such loan to IPC US, the portion of the proceeds of such loan which is ultimately distributed by NSULC to IPC REIT (other than the portion used to repay the Defeasance Loan) shall reduce the NSULC Purchase Price payable by Buyer in accordance with section 2.1(a)(i) and the portion of the proceeds which is ultimately distributed by IPC Realty to PRF shall reduce the IPC Realty Purchase Price payable by Buyer in accordance with section 2.1 (a)(ii);

(e)           it shall reasonably cooperate with Buyer and its Affiliates in connection with the arrangement of the financing or syndication thereof for the Transactions, and in connection with the repayment, conversion, discharge, refinancing, redemption, defeasance or retirement of any indebtedness of IPC REIT or any of its

Subsidiaries, including, without limitation, obtaining a payoff letter in a form reasonably satisfactory to Buyer for the KeyBank Facility and undertaking or causing its applicable Subsidiaries to undertake such debt or equity financings (including upwards financing of existing mortgages), lend and borrow such intercompany loans, make such distributions, and engage in such other transactions as Buyer directs in connection with the Closing, provided that IPC REIT will not be obligated to assume any obligations or liabilities or do anything that would be prejudicial to IPC REIT or any of its Subsidiaries;

(f)            it shall use its best efforts to obtain Unitholder Approval, except to the extent that the Board has effected a change in its recommendation in accordance with section 6.5 hereof; and

(g)           it shall cooperate with Buyer and its Affiliates and shall use reasonably commercial efforts to obtain tenant estoppel certificates for any of the Owned Properties or Leased Properties, as Buyer may reasonably deem appropriate.

5.3          Plans.

(a)           No further Units shall be acquired or issued in connection with the Distribution Reinvestment Plan after the date hereof.

(b)           IPC shall suspend the IPC REIT Deferred Unit Plan such that no Options or other entitlements shall be issued under the IPC REIT Deferred Unit Plan after the date hereof, except for the issuance of additional Options (on a monthly basis) in accordance with section 7.3 of the Deferred Unit Plan in lieu of cash distributions. Subject to the completion of the Transactions, all amounts due to holders of Options under the IPC REIT Deferred Unit Plan on account of the additional Options issued as contemplated in the previous sentence shall be paid prior to, or concurrent with, the Closing. All amounts due to holders of Options under the IPC REIT Deferred Unit Plan as of the date hereof are set out in the Disclosure Letter.

(c)           IPC shall suspend the IPC REIT Option Plan such that no Options or other entitlements shall be issued under the IPC REIT Option Plan after the date hereof. All amounts due to holders of Options under the IPC REIT Option Plan are set out in the Disclosure Letter.

5.4          Defeasance of Convertible Debentures.

(a)           Subject to section 5.4(d), IPC REIT shall defease all of its obligations under the Indenture prior to Closing in accordance with the provisions of section 10.5 of the Indenture and by paying the Defeasance Amount on terms satisfactory to Buyer, acting reasonably, including without limiting the foregoing, paying or making provisions to the satisfaction of the trustee under the Indenture for the payment of all other sums payable with respect to the Debentures (including all applicable expenses of the trustees in connection therewith).

(b)           Each of IPC REIT and Buyer shall proceed as diligently as reasonably practicable following the execution and delivery of this Agreement, in a coordinated fashion, and use reasonable best efforts to cooperate in the preparation and negotiation of any documentation required in connection with the defeasance and IPC REIT will provide Buyer with a reasonable opportunity to engage in all discussions with the trustee under the Indenture with respect to such defeasance and review and comment on such documentation.

(c)           Notwithstanding anything to the contrary herein, IPC Realty II, LLC shall be entitled to loan the Defeasance Amount (the “Defeasance Loan”) to NSULC to permit NSULC to make a distribution to IPC REIT so that IPC REIT is able to carry out its obligations under section 5.4(a), and NSULC shall pay a market rate of interest for such loan. If Buyer elects in accordance with section 5.2(d) to partially effect the Transactions through a loan to IPC US simultaneously with or immediately prior to Closing and IPC Realty II, LLC has made the Defeasance Loan to NSULC, then the Sellers shall cause NSULC to use a portion of the proceeds ultimately received by NSULC from IPC US pursuant to the transactions contemplated by section 5.2(d) to pay off the Defeasance Loan to IPC Realty II, LLC. Following Closing, IPC REIT shall have no further obligation with respect to the Defeasance Loan as contemplated in this section 5.4(c).

(d)           If requested by Buyer, the parties shall cooperate, at Buyer’s expense, to encourage the conversion of Debentures that are “in-the-money” and to otherwise seek to retire or redeem the Debentures through purchase, redemption pursuant to consent solicitation or otherwise as may be directed by Buyer at Buyer’s expense, all in accordance with the terms of the Indenture and applicable Laws.

(e)           At Closing, all of IPC REIT’s liabilities and benefits under the Indenture in respect of any Debentures which at the time of Closing have not been converted into Units or purchased by Buyer or otherwise redeemed by IPC REIT shall be assumed by Buyer (or such other Affiliate of the Parent as may be designated by the Parent).

5.5          Dissolution of IPC REIT.

On the Closing Date following the purchase of the Purchased Shares by Buyer (or as soon as practicable thereafter), the board of trustees of IPC REIT (or any replacement trustee instituted pursuant to the Unitholder Resolution) shall promptly:

(a)           pay for and/or reserve against all Transaction Costs, provided that any Transaction Costs in excess of the Maximum Transaction Costs shall be subject to Section 11.4(a);

(b)           distribute pro rata the NSULC Purchase Price and the amounts, if any, received by IPC REIT in accordance with section 5.6(b) (less the payment referred to in section 5.4(c)(i) to (i) the holders of Options in accordance with the terms of the IPC REIT Option Plan and IPC REIT Deferred Unit Plan and (ii) the Unitholders upon redemption of the Units, and allocate all taxable income to the Unitholders and holders of Options, as applicable; and

(c)           thereafter, proceed to dissolve IPC REIT.

5.6          Treatment of Cash.

NSULC and its Subsidiaries at Closing will be entitled to all of the cash and assets held by IPC REIT, other than cash necessary to pay the NSULC Purchase Price and any Transaction Costs not paid on or prior to the Closing Date. On the Closing Date, IPC REIT shall contribute all of the cash and assets held by IPC REIT, other than the foregoing excluded amounts, to NSULC.

5.7          Financial Statements

On or prior to the Closing Date, IPC REIT shall provide Parent with audited annual and unaudited interim financial statements for IPC REIT and its consolidated Subsidiaries for the periods required under, and otherwise complying with, the requirements of, Regulation S-X promulgated by the United States Securities and Exchange Commission, including with respect to the reconciliation of such financial statements to United States generally accepted accounting principles (collectively, the “Financial Statements”). Seller shall use commercially reasonable efforts to cause Deloitte & Touche LLP, IPC REIT’s independent public accountants, to agree to perform the following acts: (a) consent to the inclusion, or incorporation by reference, of the Financial Statements in the current registration statement and related prospectus for the best efforts public offering of the common stock of Parent, in Parent’s Form 8-K or Form 8-K/A in respect of the completion of the Transactions, in Parent’s Form 10-K for the year ending December 31, 2007, and in such other filings by Parent with the United States Securities and Exchange Commission in which it may be required to include such Financial Statements (such as proxy statements or registration statements) and (b) promptly cooperate in any underwriter or selected dealer due diligence process in respect of any offering where the registration statement includes such Financial Statements, including without limitation, by providing customary comfort letters. Any costs incurred in the preparation and delivery of the Financial Statements shall be for the account of Buyer, regardless whether or not the Transactions are completed.

5.8          Covenants Relating to IPC US.

The Sellers covenant that they will not take any actions, or fail to take any actions, between the date of this Agreement and the Closing Date or the date on which this Agreement has been terminated pursuant hereto, that will result in any of the statements set forth in sections 4.1(t)(xxii) through 4.1(t)(xxx) to no longer be true and correct. The Sellers will, following consultation with Buyer’s counsel, immediately suspend or cause to be suspended any such activities which cause IPC US to fail to be in compliance with the statements set forth in sections 4.1(t)(xxii) through 4.1(t)(xxx), inclusive, and take all such other actions as required to maintain the compliance in all material respects of IPC US with such statements.

ARTICLE 6

ACQUISITION PROPOSALS AND SUPERIOR PROPOSALS

6.1          No solicitation, etc.

Following the date hereof until the date upon which this Agreement is terminated, the Sellers agree, except as otherwise expressly provided in this Article 6:

(a)           not, directly or indirectly, through any officer, trustee, director, employee, investment banker, financial advisor, accountant or other representative or agent of the Sellers or any Subsidiary of IPC REIT or otherwise to: (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information or entering into any form of agreement or understanding or providing any other form of assistance) the initiation of any inquiries, proposals or offers that constitute or that may reasonably be expected to lead to an actual or potential Acquisition Proposal; (ii) participate in any discussions or negotiations regarding or furnish any information or access to any Person with respect to any actual or potential Acquisition Proposal; (iii) withdraw, qualify or modify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Buyer the approval and recommendation to Unitholders by the Board of the Transactions; (iv) approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal; or (v) cause or permit IPC REIT or any of its Subsidiaries to enter into any agreement related to any Acquisition Proposal (other than a confidentiality agreement contemplated in section 6.4(a)). For greater certainty, IPC REIT shall not be deemed in breach of this section 6.1(a) solely by virtue of referring any third party who may communicate with IPC REIT or its agent to the provisions of this Agreement;

(b)           immediately to cease and cause to be terminated any existing solicitations, encouragements, activities, discussions or negotiations with any Person (other than Buyer, any of its Affiliates or any of their representatives or agents) with respect to any actual or potential Acquisition Proposal whether or not initiated by any of the Sellers;

(c)           not to release or permit the release of any Person from or waive or forbear in the enforcement of any confidentiality or standstill agreement to which such Person is a party, except to allow such Person confidentially to propose to the Board an Acquisition Proposal not procured in contravention of the Sellers’ obligations under subsections (a) or (b) of this section 6.1 (an “Unsolicited Acquisition Proposal”) that the Board determines in good faith, after receipt of advice from its financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal; and

(d)           immediately to cease to provide and cause not to be provided to any other party with access to information concerning IPC REIT and its Subsidiaries (including through access to IPC REIT’s electronic data site) and, to the extent it is entitled to do so under the applicable confidentiality agreements, request the return or destruction of all confidential information provided to any third party that has entered into a confidentiality agreement with IPC REIT relating to any potential Acquisition Proposal.

6.2          Go Shop Period.

Notwithstanding anything to the contrary herein, including for certainty sections 6.1, 6.3 and 6.4, but subject to complying with sections 6.5 through 6.9 and 11.2, IPC REIT shall be entitled during period from the date of this Agreement to and including September 30, 2007 (the “Go Shop Period”) to (a) take or carry-out any actions otherwise restricted by section 6.1 and otherwise continue any existing activities, discussions or negotiations with any Person with respect to any actual or potential Acquisition Proposal, (b) make available to any Person non-public information relating to IPC REIT and/or its Subsidiaries and/or (c) receive any Acquisition Proposal (including, for greater certainty, any Unsolicited Acquisition Proposal) from any Person whatsoever; provided however, that, during Go Shop Period, IPC REIT shall (i) promptly and fully keep Buyer informed of the number of Persons with whom IPC REIT is in current activities, discussions or negotiations with in respect of any actual or potential Acquisition Proposal, (ii) provide on a weekly basis Buyer with a list or copies of the information and access to similar information as that provided to a Person (except that IPC REIT shall not be required to provides copies of or access to such information to the extent that such information was already provided or made available to Buyer); and (iii) provide Buyer with a copy of any Acquisition Proposal (including, for greater certainty, any Unsolicited Acquisition Proposal) forthwith after it is received by IPC REIT or its Subsidiaries. Buyer and Parent acknowledge and agree that the provisions of 6.3 and 6.4 shall not apply with respect to discussions or negotiations with any Persons during the Go Shop Period; provided, however, that IPC REIT shall be required to obtain an executed confidentiality agreement in accordance with section 6.4(a) prior to providing any Person with access to any non-public information regarding IPC REIT or any of its Subsidiaries. From and after the expiration of the Go Shop Period, IPC REIT shall be obligated to comply with all of the provisions of this Article 6, including sections 6.1, 6.2 and 6.4, with respect to all Acquisition Proposals, including any Acquisition Proposal received prior to the expiration of the Go Shop Period.

6.3          Acquisition Proposals.

IPC REIT shall, as promptly as practicable and in any event within 24 hours after the time of receipt, notify Buyer of all future Acquisition Proposals of which any Seller or any Subsidiary of IPC REIT or any of their respective trustees, officers, investment bankers, financial advisors, accountants or other representatives are or become aware, or any amendments to the foregoing, or any request for non-public information relating to IPC REIT or any of its Subsidiaries in connection with any potential Acquisition Proposal or for access to the trustees, directors, employees,  properties, Books and Records of IPC REIT or any other non-public information relating to IPC REIT and/or any Subsidiary in connection with a potential Acquisition Proposal, and shall provide Buyer with a copy of or, in the case of any non-written Acquisition Proposal, a summary in reasonable detail of (i) any notice from any Person informing it that such Person is considering making, or has made, an Acquisition Proposal, and (ii) any Acquisition Proposal (or any amendment thereto), in each case forthwith after it is received by IPC REIT or its Subsidiaries. Such notice to Buyer shall be made orally and in writing and shall indicate such details, to the extent known, of the proposal, inquiry or contact as Buyer may reasonably request, including the identity of the Person making such proposal, inquiry or contact and the material terms and conditions of such Acquisition Proposal, inquiry, proposal, discussion, negotiation or request. IPC REIT shall promptly and fully keep Buyer informed of the status and general progress (including amendments or proposed amendments) of any such request or Acquisition Proposal.

6.4          Access to Information.

IPC REIT will not make available, after the date hereof, any non-public information to any Person (other than Buyer) except to any Governmental Entity as required by Law. If IPC REIT receives a written request (after the date hereof and prior to the Unitholder Approval) for non-public information relating to IPC REIT and/or its Subsidiaries or for access to the Books and Records of IPC REIT and/or its Subsidiaries or any of them in connection with an Unsolicited Acquisition Proposal that the Board determines in good faith, after consultation with financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, then IPC REIT:

(a)           may, notwithstanding section 6.1(a) or section 6.1(d) but subject to compliance with section 6.3 and provided IPC REIT has entered into (and provided Buyer with a copy of, identifying the Person granted access) a confidentiality agreement with such Person on terms no more favourable to such Person (including with respect to standstill restrictions) than those in the Confidentiality Agreement as of the date it was executed, provide such Person with access to such information and engage in discussions or negotiations with such Person; and

(b)           will provide Buyer with a list of or copies of the information and access to similar information as that provided to such Person (except that IPC REIT shall not be required to provide copies of or access to such information) to the extent such information was already provided or made available to Buyer).

6.5          Approval of Superior Proposal.

Notwithstanding sections 2.4(g) and 6.1, if IPC REIT receives an Unsolicited Acquisition Proposal, IPC REIT may accept, approve, recommend or enter into any agreement in respect of such Acquisition Proposal if:

(a)           the Unitholder Approval shall not have been obtained;

(b)           such Acquisition Proposal constitutes a Superior Proposal;

(c)           IPC REIT has given written notice to Buyer that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal and its intention to withdraw, withhold, qualify or modify in a manner adverse to Buyer its approval or recommendation of the Unitholder Resolution;

(d)           IPC REIT has complied with this Article 6 including, for greater certainty, section 6.6;

(e)           five Business Days (the “Matching Period”) shall have elapsed from the later of (i) the date Buyer received the notice and documentation referred to in section 6.5(c) and (ii) the date Buyer was provided with a copy of such Acquisition

Proposal (including any agreements evidencing the terms thereof). If the date of the Unitholder Meeting would occur before the expiry of such Matching Period, IPC REIT may postpone the date of the Unitholder Meeting by the shortest practicable number of days to avoid such result; and

(f)            IPC REIT complies with the provisions of sections 10.3(e) and 11.2(a) with respect to the termination of this Agreement and the payment of the Termination Fee.

6.6          Right to Match.

(a)           Buyer may, but is not required to, during the Matching Period, offer in writing to amend the terms of the Transactions and, if it does so, then the Board shall review any such offer in good faith, in consultation with its financial and outside legal advisors and, if the Board determines that the Acquisition Proposal would thereby cease to be a Superior Proposal, it will cause the Sellers to enter into an amendment to this Agreement reflecting the offer by Buyer to amend the terms of the Transactions.

(b)           If Buyer does not offer to amend the terms of the Transactions or if Buyer does so offer but the Board determines in good faith, after receipt of advice from its financial advisors and outside legal counsel, that the Acquisition Proposal continues to constitute a Superior Proposal (after taking into account any amendments to this Agreement proposed by Buyer) and therefore rejects Buyer’s offer to amend, IPC REIT may terminate this Agreement; provided, however, that IPC REIT must comply with the provisions of sections 10.3(e) and 11.2(a) with respect to the termination of this Agreement and the payment of the Termination Fee.

6.7          Reaffirmation of Recommendation.

The Board shall promptly reaffirm its recommendation of the Transactions by press release after: (a) any Acquisition Proposal that the Board determines not to be a Superior Proposal is publicly announced or made; or (b) the Board makes the determination referred to in section 6.6(a). Buyer and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by IPC REIT, acting reasonably. Such press release shall state that the Board has determined that the Acquisition Proposal is not a Superior Proposal.

6.8          Amendments to Acquisition Proposals.

Any material amendment of an Acquisition Proposal (other than such an amendment as constitutes an improvement to the Unitholders and is made after the expiry of a Matching Period (as such period may be extended) within which Buyer had an unexercised right to match pursuant to section 6.6) shall constitute a new Acquisition Proposal for the purposes of this Article 6.

6.9          Compliance.

The Sellers shall ensure that the Subsidiaries of IPC REIT and their respective trustees, directors, officers, representatives and agents and any financial advisors or other advisors or representatives retained by them are aware of the provisions of this Article 6 and shall be responsible for any breach of this Article 6 by all such parties.

ARTICLE 7

COVENANTS OF BUYER

7.1          Covenants Relating to the Transactions.

Buyer hereby agrees that between the date of this Agreement and the Closing Date or the date on which this Agreement is terminated pursuant to Article 10:

(a)           except as permitted by this Agreement or as required by applicable law, it shall not knowingly take any action that would interfere with or be inconsistent with the Transactions or which would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect or, where already qualified by materiality, in any respect, at any time prior to the Closing Date; and

(b)           it shall advise IPC REIT in writing promptly after it acquires knowledge of:

(i)        any event or state of fact that would render any representation or warranty of Parent and Buyer contained in this Agreement, untrue, inaccurate or incomplete in any material respect or, where already qualified by materiality, in any other respect (and for any representation or warranty which expressly speaks solely of a specific date, if it would have been untrue, inaccurate or incomplete in respect of such date); and

(ii)       any breach by Parent or Buyer of any covenant contained herein; and

(c)           it shall advise IPC REIT in writing promptly after the date of this Agreement, and in any event within 15 days after the date hereof, of the existing mortgages that Buyer intends to defease or prepay at Closing and shall take such actions as are necessary to defease or prepay such mortgages at Closing.

7.2          Insurance and Indemnities.

(a)           Notwithstanding any other term of this Agreement, IPC REIT shall be permitted to secure pre-paid non-cancellable trustees’ and officers’ liability insurance coverage for the current and former trustees, directors and officers of IPC REIT and its Subsidiaries on a six year “trailing” (or “runoff”) basis, provided that, in satisfying such obligation, IPC REIT shall not pay any premium in excess of $450,000, plus GST.

(b)           For a period of six years from the Closing Date, Buyer shall cause the Subsidiaries of IPC REIT to assume and indemnify or hold harmless and, if applicable, provide advancement of expenses to, all current and former trustees, directors and officers of IPC REIT and its Subsidiaries to the extent such Persons are currently indemnified by and lawfully entitled to indemnity from IPC REIT or any of its Subsidiaries or have the right to advancement of expenses pursuant to IPC REIT’s or any of its Subsidiaries’ existing indemnity agreements dated January 29, 2007 and constating documents in existence as of the date hereof, including the indemnities set out in the Declaration of Trust, for liabilities and obligations of IPC REIT or any of its Subsidiaries for acts or omissions occurring on or prior to the Closing Date (including acts or omissions occurring in connection with the approval and completion of the Transactions).

(c)           The provisions of this section 7.2 are intended to be for the benefit of, and will be enforceable by, each insured or indemnified party, his or her heirs and his or her legal representatives and, for such purpose, IPC REIT hereby confirms that it is acting as agent and trustee on their behalf. Furthermore, the provisions of such sections shall survive the termination of this Agreement as a result of the occurrence of the Closing Date.

ARTICLE 8

COVENANTS OF PRF AND BR

8.1          Covenants Relating to the Transactions.

Until the Closing Date or the date on which this Agreement has been terminated pursuant to Article 10, each of PRF and BR agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to perform their obligations under Article 2 and Article 3 as promptly as is practicable so as to give effect to the Transactions, including the execution and delivery of such documents as the other parties hereto may reasonably require.

ARTICLE 9

FURTHER ASSURANCES AND CONDITIONS

9.1          Satisfaction of Closing Conditions.

Subject to the conditions herein provided, each of IPC REIT and Buyer agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the Transactions, including the execution and delivery of such documents as the other parties hereto may reasonably require, and, without limiting the generality of the foregoing, shall use commercially reasonable efforts:

(a)           to obtain all necessary government or Regulatory Approvals and Required Contractual Consents, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions (including, among others, those of the Toronto Stock Exchange or securities or regulatory authorities) and waiver or expiration of all waiting or suspensory periods, in each case required to be obtained by it;

(b)           to satisfy (or cause the satisfaction of) the conditions precedent to Closing set forth in Article 3, the satisfaction of which are under its control;

(c)           to defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the Transactions;

(d)           to oppose, lift or rescind any cease trade order, injunction or other prohibition or other order which adversely affects any party’s ability to consummate the Transactions; and

(e)           to effect all necessary registrations, filings and applications under all applicable Laws.

Each of IPC REIT and Buyer, where appropriate, shall reasonably cooperate with the other in taking such actions. Notwithstanding the foregoing, the provisions of section 9.1 shall not be deemed to require Parent or Buyer, in connection with obtaining any Regulatory Approval, to enter into any agreement, consent decree or other commitment requiring Parent or any of its Affiliates (including for this purpose NSULC or any of its Subsidiaries) to divest or hold separate any assets or to take any action that would have a material adverse effect on the business, affairs, results of operations, condition (financial or otherwise) or results of Parent and its Affiliates (including for this purpose NSULC and its Subsidiaries), taken as whole.

ARTICLE 10

TERM AND TERMINATION

10.1        Term.

Except as expressly provided herein, this Agreement shall be effective from the date hereof until the earlier of (a) the completion of the Transactions on the Closing Date and (b) the termination of this Agreement in accordance with its terms.

10.2        Termination by Mutual Agreement.

This Agreement may be terminated by agreement in writing at any time prior to the Closing Date by mutual consent of IPC REIT, on behalf of the Sellers, and Buyer.

10.3        Termination by IPC REIT.

IPC REIT, on behalf of the Sellers, may, without prejudice to any other rights, terminate its obligations (and the obligations of PRF and BR) under this Agreement by written notice to Buyer in the following circumstances when not in default in any material respect in the performance of its covenants and obligations under this Agreement or in breach of its representations and warranties contained herein:

(a)           the Closing Date has not occurred by the Outside Date provided that IPC REIT, on behalf of the Sellers, may not terminate this Agreement pursuant to this section 10.3(a) if at the proposed time of such termination, any condition in section 3.2(a)(i) or section 3.2(a)(ii) has not been satisfied as a result of the action or inaction of any of the Sellers, and provided further however that if the completion of the Transactions is delayed by (x) an injunction or order made by a

Governmental Entity of competent jurisdiction or (y) the parties not having obtained the Regulatory Approvals or Required Contractual Consents then, provided that such injunction or order is being contested or appealed or such Regulatory Approvals or Required Contractual Consents are actively being sought, and there is a reasonable prospect that they will be obtained, as applicable, the Outside Date shall be extended to and the termination rights pursuant to this section 10.3(a) shall not be available until March 31, 2008;

(b)           Buyer shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement (for representations, warranties, covenants or other agreements qualified as to materiality, in any respect, and for all other representations, warranties, covenants or other agreements, in any material respect) and such breach is not curable or, if curable, is not cured by the earlier of 15th day after written notice of the breach has been given to Buyer by IPC REIT and the Outside Date;

(c)           any Law makes, or any Governmental Entity shall have issued an order, decree or injunction making, the consummation of the Transactions illegal or otherwise permanently prohibited, and such order, decree or injunction shall have become final and non-appealable;

(d)           Unitholder Approval is not obtained at the Unitholder Meeting; or

(e)           immediately prior to it entering into a definitive agreement with respect to a Superior Proposal provided that (i) the Sellers have not materially violated the provisions of Article 6 with respect to such Superior Proposal, (ii) the Board has determined to terminate this Agreement in accordance with section 6.5 and has authorized the Sellers and/or IPC REIT to enter into a definitive agreement with respect to such Superior Proposal, (iii) concurrently with termination of this Agreement, IPC REIT pays to Buyer the Termination Fee in accordance with section 11.2 and (iv) immediately after the termination of this Agreement, IPC REIT (and the Sellers, if applicable) enters into a definitive agreement with respect to such Superior Proposal.

provided that if a Termination Fee Event shall have occurred, no termination under this section 10.3 shall be effective unless and until IPC REIT shall have paid to Buyer the Termination Fee in accordance with the terms of section 11.2.

10.4        Termination by Buyer.

Buyer may, without prejudice to any other rights other than as are provided in section 11.3, terminate its covenants and obligations under this Agreement by written notice to IPC REIT in the following circumstances when not in default in any material respect in the performance of its obligations under this Agreement or in breach of its representations and warranties contained herein:

(a)           the Closing Date has not occurred by the Outside Date, provided that Buyer may not terminate this Agreement pursuant to this section 10.4(a) if at the proposed time of such termination, any condition in section 3.3(a)(i) or section 3.3(a)(ii) has not been satisfied as a result of the action or inaction of any of Parent or Buyer, and provided further however that if the completion of the Transactions is delayed by (x) an injunction or order made by a Governmental Entity of competent jurisdiction or (y) the parties not having obtained the Regulatory Approvals or Required Contractual Consents then, provided that such injunction or order is being contested or appealed or such Regulatory Approvals or Required Contractual Consents are actively being sought, and there is a reasonable prospect that they will be obtained, as applicable, the Outside Date shall be extended to and the termination rights pursuant to this section 10.4(a) shall not be available until March 31, 2008;

(b)           the Sellers shall have breached their representations, warranties, covenants or other agreements contained in this Agreement (for representations, warranties, covenants or other agreements qualified as to materiality or to Material Adverse Effect, in any respect, and for all other representations, warranties, covenants or other agreements, in any material respect) and such breach is not curable or, if curable, is not cured by the earlier of the 15th day after written notice of the breach has been given to IPC REIT (on behalf of the Sellers) by Buyer and the Outside Date;

(c)           any Law makes, or any Governmental Entity shall have issued an order, decree or injunction making, the consummation of the Transactions illegal or otherwise permanently prohibited, and such order, decree or injunction shall have become final and non-appealable;

(d)           Unitholder Approval is not obtained at the Unitholder Meeting;

(e)           there shall have occurred or be disclosed to the public or Buyer (if not previously disclosed to the public or Buyer) any Material Adverse Effect since the date of this Agreement; or

(f)            a Termination Fee Event shall have occurred.

10.5        Effect of Termination.

In the event of the termination of this Agreement pursuant to sections 10.2, 10.3 or 10.4, this Agreement (except for sections 2.5, 11.1, 11.2, 11.3, 11.4, 12.1 and 12.4) shall forthwith become void and cease to have any force or effect without any liability on the part of either party hereto or any of its Affiliates; provided that nothing in this section 10.5 shall relieve any party to this Agreement of liability for any breach of any covenant or agreement in this Agreement occurring prior to the termination thereof.

ARTICLE 11

TERMINATION FEE EVENT

11.1        Termination Fee Event.

A “Termination Fee Event” shall occur if:

(a)           the Board withholds, withdraws, qualifies or modifies in a manner materially adverse to Buyer its approval or recommendation of the Transactions (including the recommendation of the Board in favour of the Unitholder Resolution);

(b)           the Board accepts, approves or recommends, or enters into any agreement or arrangement with respect to any Superior Proposal; or

(c)           the Board fails to reaffirm its recommendation of the Transactions by press release as required under section 6.7,

provided, in each case, such an event shall not constitute a Termination Fee Event where Buyer is in material default in the performance of its obligations under this Agreement. This section 11.1 shall survive the termination of this Agreement.

11.2        Payment of Termination Fee and Termination Expenses.

(a)           If this Agreement is terminated by Buyer upon the occurrence of a Termination Fee Event, IPC REIT shall pay the Termination Fee to Buyer by bank draft or wire transfer no later than the third Business Day following the termination of this Agreement. If IPC REIT wishes to terminate this Agreement pursuant to section 10.3 at a time when a Termination Fee Event has previously occurred, it shall pay the Termination Fee to Buyer by bank draft or wire transfer prior to the termination of this Agreement.

(b)           If this Agreement is terminated in accordance with section 10.3(d), section 10.4(b) or section 10.4(d), IPC REIT and its Subsidiaries shall reimburse Buyer for the reasonable, actual out-of-pocket costs and expenses incurred by or on behalf of Buyer in connection with the entering into of the Agreement and Transactions up to $2,500,000 (the “Termination Expenses”); such expenses to be paid to Buyer (or as it may direct) within three Business Days of such termination by bank draft or wire transfer of immediately available funds to account designated by Buyer.

(c)           If this Agreement is terminated in accordance with section 10.3(d) or section 10.4(d), and if (i) after the date hereof and prior to such termination, a Person (or any representative of a Person) has made an Acquisition Proposal or publicly announced any intention to make an Acquisition Proposal that has not been withdrawn, and (ii) within 12 months of any such termination, IPC REIT or any of IPC REIT’s Subsidiaries enters into an agreement with respect to such Acquisition Proposal or such Acquisition Proposal shall have been completed, then IPC REIT shall pay to Buyer (or as it may direct) an amount equal to the Termination Fee less the Termination Expenses by bank draft or wire transfer of immediately available funds to an account designated by Buyer, on the earlier of the date that an agreement with respect to the Acquisition Proposal is entered into or the consummation of the Acquisition Proposal.

(d)           This section 11.2 shall survive the termination of this Agreement.

11.3        Liquidated Damages.

In the event the Termination Fee and/or Termination Expenses are paid to Buyer on account of a termination of this Agreement by Buyer in accordance with Article 10 and section 11.2, no other amounts will be due and payable as damages or otherwise by the Sellers and Buyer hereby accepts that the Termination Fee and/or Termination Expenses are in lieu of any damages or any other payment or remedy to which Buyer could otherwise be entitled. Buyer agrees that the Termination Fee and the Termination Expenses constitute payment of liquidated damages which are a genuine anticipated assessment or estimate of the damages which it will suffer or incur as a result of the event giving rise to such damages and resulting in the termination of this Agreement and does not and will not constitute payment of a penalty. Each of the Sellers irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. The foregoing shall not be construed to impair the right of Parent or Buyer to seek or obtain specific performance or other equitable remedies to enforce the performance by the Sellers of their obligations under this Agreement. This section 11.3 shall survive the termination of this Agreement

11.4        Other Fees and Expenses.

(a)           Except as otherwise expressly provided in this Agreement, IPC REIT and its Subsidiaries shall be responsible for and bear all of the Transaction Costs. No later than five Business Days prior to the scheduled Closing Date, IPC REIT shall provide Buyer with a list of all Transaction Costs (whether paid or not). Nothing in this Agreement shall prevent or limit IPC REIT from paying prior to Closing any Transaction Costs (up to the Maximum Transaction Costs) incurred in connection with pursuing or consummating this Agreement and the Transactions. To the extent that the Transaction Costs exceed the Maximum Transaction Costs, such excess amount shall reduce, on a pro rata basis, the NSULC Purchase Price and IPC Realty Purchase Price.

(b)           Notwithstanding anything to the contrary herein, if the Closing occurs, Buyer shall be solely responsible for all other costs, expenses and fees other than Transaction Costs incurred by any of the parties to this Agreement in connection with, or incidental to, the Transactions, including, without limitation, (A) all fees, costs or other expenses incurred as a result of compliance with section 5.4 (other than the repayment of the portion of the loan from IPC Realty II, LLC to NSULC for the Defeasance Amount as contemplated in section 5.4(c)) and the defeasance of the Debentures, (B) all land transfer taxes, transfer taxes and all other taxes, duties, registration charges or other like changes properly payable, if any, in connection with the consummation of the Transactions and (C) all fees, costs and other expenses incurred in dealing with lenders, including mortgage assumption processing, refinancing, defeasance or similar fees.

(c)           This section 11.4 shall survive the termination of this Agreement.

ARTICLE 12

GENERAL

12.1        Disclosure.

Except as required by applicable Laws or the rules of any securities exchange upon which such party’s securities are listed, no party shall make any public announcement or statement with respect to the Transactions or this Agreement without the approval of the others which shall not be unreasonably withheld or delayed. Moreover, the parties agree to provide to the others copies of any public announcement for the other’s approval and otherwise to consult with each other prior to issuing each public announcement or statement with respect to the Transactions or this Agreement, subject to the overriding obligations of applicable Laws and applicable securities exchange rules. Each of IPC REIT and Buyer agrees that, promptly after entering into this Agreement, IPC REIT shall issue a press release announcing the entering into of this Agreement. This section 12.1 shall survive the termination of this Agreement

12.2        Guarantee.

Parent unconditionally and irrevocably guarantees to and in favour of the Sellers the full and complete performance by Buyer of each and every one of Buyer’s obligations hereunder. The Sellers shall not be obligated to exhaust their remedies against Buyer as a condition precedent to being entitled to demand performance of this guarantee.

12.3        Assignment.

Each of Parent and Buyer may assign all or any portion of its rights and/or obligations under this Agreement, in whole or in part, to one or more Affiliates of Parent, but, if such assignment takes place Parent and the applicable Buyer shall continue to be liable jointly and severally with the assignee for any obligations hereunder. This Agreement shall not otherwise be assignable by any party hereto without the prior written consent of the other parties hereto, which consent may be unreasonably withheld.

12.4        Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Ontario and of Canada applicable therein (without regard to conflict of Laws principles) and each of the parties attorns to the non-exclusive jurisdiction of the competent courts of the Province of Ontario for any action, suitor proceeding arising out of or relating to this Agreement or the matters contemplated hereby (and agree not to commence any such action, suit or proceeding relating thereto except in such courts). The parties to this Agreement hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Ontario and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum. This section 12.4 shall survive the termination of this Agreement

12.5        Amendments.

This Agreement may not be amended except by written agreement signed by all of the parties to this Agreement. For greater certainty, the written agreement of those Persons referred to in section 7.2(c) shall not be required, except that no amendment to section 7.2 or relating to a Person’s rights thereunder may be effected on or after the Closing Date without such Person’s written agreement.

12.6        Waiver and Modification.

IPC REIT on behalf of IPC REIT, PRF and BR on the one hand, and Buyer on behalf of Buyer and Parent, on the other hand, may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. For any such waiver or consent to be effective, it must be in writing executed by: (a) IPC REIT on behalf IPC REIT, PRF and/or BR if any of such parties is granting such waiver or consent; or by (b) Buyer on behalf Buyer and/or Parent if any of such parties is granting such waiver or consent. No waiver shall operate as an ongoing waiver or as a waiver of any other matter whatsoever.

12.7        Severability.

If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

12.8        Specific Performance and Other Relief.

Subject to section 11.3 but notwithstanding any other section of this Agreement, it is recognized and acknowledged that a breach by any party of any material obligations contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at Law for money damages. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at Law or in equity.

12.9        Actions of IPC REIT on Behalf of Sellers.

Each Seller irrevocably appoints IPC REIT to act on its behalf to take all such actions which this Agreement contemplates may be taken by IPC REIT on its behalf, as IPC REIT may deem appropriate in its sole discretion, and agrees that Buyer shall be entitled to rely upon such actions of IPC REIT for all purposes hereunder.

12.10      Counterparts.

This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement, and delivery of the counterparts may be effected by means of telecopier transmission.

12.11      Time.

Time shall be of the essence in this Agreement.

12.12      Notices.

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by telecopier, in the case of:

(a)           Buyer and Parent, addressed as follows:

Behringer Harvard REIT I, Inc.

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

Attention:             Gerald J. Reihsen, III

Executive Vice President

Corporate Development & Legal

Fax No.:                (214) 655-1610

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

One Prudential Plaza

130 East Randolph Drive

Chicago, Illinois 60601

Attention:             Craig A. Roeder

Fax No.:                (312) 698-2365

(b)        the Sellers, addressed as follows:

c/o IPC US Real Estate Investment Trust

175 Bloor Street East, Suite 705

Toronto, Ontario  M4W 3R8

Attention:             Chief Executive Officer

Fax No.:                (416) 929-5314

and a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP

Suite 4400, 1 First Canadian Place

100 King Street West

Toronto, Ontario  M5X 1B1

Attention:             Mitchell Finkelstein

Fax No.:                (416) 863-0871

or to such other address as the relevant Person may from time to time advise by notice in writing given pursuant to this section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof if sent or delivered during normal business hours on a Business Day at the place of receipt and, otherwise, on the next following Business Day.

12.13      Language.

The parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les parties aux présentes ont exigé que le présent contrat et tous autres contrats, documents ou avis afférents aux présentes soient rédigés en langue anglaise.

12.14      Limited Liability.

The obligations of IPC REIT hereunder are not personally binding upon, and resort shall not be had to, nor shall recourse or satisfaction be sought from, the private property of the trustees of IPC REIT, any of the holders of Units or any annuitant, but only the property of IPC REIT shall be bound. Any obligation of IPC REIT in this Agreement shall, to the extent necessary to give effect to such obligation, be deemed to constitute, subject to the provisions of the previous sentence, an obligation of the trustees of IPC REIT in their capacity as trustees of IPC REIT and to the extent of the assets of IPC REIT only.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF the parties have executed this agreement.

BEHRINGER HARVARD REIT I,
INC.

by	(signed) Gerald J. Reihsen III
Name: Gerald J. Reihsen, III
Title: Executive Vice President

EVERCLEAR ACQUISITION
CORPORATION

by	(signed) Gerald J. Reihsen III
Name: Gerald J. Reihsen, III
Title: Executive Vice President

THE TRUSTEES OF
IPC US REAL ESTATE
INVESTMENT TRUST
BY THEIR AUTHORIZED
SIGNATORY

by	(signed) Gary Goodman
Name: Gary Goodman
Title: President & Chief Executive
Officer

PRF HOLDINGS INC.

by	(signed) Barry Reichmann
Name: Barry Reichmann
Title: President

SIGNED, SEALED & DELIVERED
in the presence of:

(signed) Barry Reichmann
(signed) Dora Penk
Witness	Barry Reichmann

IPC US REAL ESTATE INVESTMENT TRUST DISCLOSURE LETTER

This document is the Disclosure Letter delivered by IPC US Real Estate Investment Trust (“IPC REIT”) to Behringer Harvard REIT I, Inc. (“Parent”) and Everclear Acquisition Corporation (“Buyer”) pursuant to the Purchase Agreement dated August 14, 2007 (the “Agreement”) between IPC REIT, PRF Holdings Inc., Barry Reichmann, Parent and Buyer. Terms and expressions defined in the Agreement and not otherwise defined herein bear the same meanings in this letter as in the Agreement. Unless otherwise indicated, all dollar amounts are expressed in U.S. dollars.

Each reference in this Disclosure Letter to a section in the Agreement should be deemed to refer to that particular section of the Agreement and any disclosure in this Disclosure Letter that is disclosed in such a way as to make its relevance or applicability to information called for by another section of the Agreement reasonably apparent shall be deemed to be disclosed with respect to such other representation, warranty or covenant in the Agreement whether or not the particular disclosure in this Disclosure Letter references a particular representation, warranty or covenant.

The fact that any information is contained herein shall not be construed to mean that such information is required to be disclosed by the Agreement. Such information shall not be used as a basis for interpreting the terms “material”, “materiality”, “Material Adverse Effect”, or comparable qualifying terms in the Agreement.

SECTION 1.1 OF THE AGREEMENT

DEFINITIONS

The defined terms referenced in Section 1.1 of the Agreement shall have the following meanings:

“KeyBank Facility” means the $200,000,000 credit facility extended to IPC Realty, LLC, IPC Realty II, LLC and IPC Realty III, LLC by KeyBank National Association, as administrative agent, and a syndicate of other lending institutions pursuant to the credit agreement dated December 19, 2004, as amended on December 21, 2004, May 25, 2005 and August 14, 2007;

“Leased Properties” means, collectively, One Oxmoor Place in Louisville, Kentucky, Executive Park in Louisville, Kentucky, 222 Bloomingdale Road in White Plains, New York, and 500 East Pratt in Baltimore, Maryland, each as more particularly described in “Section 4.1(p) – Real Property” of this Disclosure Letter;

“Leases” means, collectively, the land leases to which the Leased Properties are subject to, each as more particularly described in the footnotes to the property chart in “Section 4.1(p) – Real Property” of this Disclosure Letter;

“OID Note” means the discount note dated June 26, 2007 issued by IPC (US), Inc. to IPC Realty Limited at the original issue price of US$97,700,000 and with value at maturity (November 30, 2007) of US$99,823,830.31;

“Owned Properties” means, collectively, the office buildings listed in “Section 4.1(p) – Real Property” of this Disclosure Letter, other than the Leased Properties;

“Permitted Encumbrances” means the following, without duplication:

(a)                                 any Lien in respect of any indebtedness or liability disclosed in the Filed CSA Documents, the Data Room Information or as otherwise disclosed to the Buyer;

(b)                                any Lien in respect of any Contract to which IPC REIT and/or its Subsidiaries is a party as at the Closing Date, including, but not limited to, the Shareholders’ Agreement and the Leases;

(c)                                 any Lien referred to in any title insurance policies in effect with respect to the Leased Properties and Owned Properties (and any real property acquired after the date hereof as permitted under the Agreement) and as disclosed in the Data Room Information or as otherwise disclosed to the Buyer;

(d)                                any Lien for taxes, rates, assessments or other governmental charges not yet due or for which instalments have been paid based on reasonable estimates pending final assessments, or any Lien for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with Canadian generally accepted accounting principles have been established

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(and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(e)                                 any Lien in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s and landlord’s Liens and any other non-consensual statutory Lien the obligation secured by which is not yet due and payable or is being contested in good faith by appropriate proceedings and for which adequate reserves determined in accordance with Canadian generally accepted accounting principles have been established (and as to which the property subject to any such Lien is not yet subject to seizure, execution, distress, foreclosure, sale or loss on account thereof);

(f)                                   any Lien for work done for or for the benefit of a tenant of a property;

(g)                                any pledge or deposit made in the ordinary course of business to secure payment of any workers’ compensation insurance, unemployment insurance, pension or other social security program imposed by any Governmental Entity;

(h)                                any Lien arising from or constituted by a good faith deposit in connection with or to secure the performance of any tender, bid, lease, government contract or any performance and return of money bond or other similar obligation incurred in the ordinary course of business (other than any such obligation in respect of the payment of borrowed money);

(i)                                    any Lien arising from or constituted by any good faith deposit in connection with or to secure the performance of any statutory obligation, and any surety or appeal bond;

(j)                                    any easement, right-of-way, restrictive covenant, restriction (including zoning and land use restriction), matter of plat, minor defect or irregularity in title and other similar claims, charges or encumbrances which do not, in any material respect, individually or in the aggregate, impair the use or value of the encumbered property for its intended purposes;

(k)                                 encroachments by a property or any facilities of or used in connection with a property over adjacent lands and permitted under agreements with the owner of such adjacent lands;

(l)                                    undetermined or inchoate Liens, rights of distress and charges incidental to current operations of IPC REIT and/or its Subsidiaries which have not at such time been filed or exercised and of which Buyer has been given notice, or which related to obligations not due or payable;

(m)                              reservations, limitations, provisos and conditions expressed in any original grants from any Governmental Entity or other grants of real property, or interests therein, which do not materially affect the use of the affected land for the purpose for which it is used by that Person;

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(n)                                the right reserved to or vested in any Governmental Entity by the terms of any lease, licence, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(o)                                Liens resulting from the deposit of cash or securities in connection with surety and appeal bonds and costs of litigation when required by law, or in connection with contracts, tenders or expropriation proceedings;

(p)                                security given to a public utility or any Governmental Entity when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business;

(q)                                any Lien arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off, recoupment, combination of accounts or similar rights as to deposit accounts or other funds maintained with a creditor depository institution;

(r)                                   subdivision agreements, site plan control agreements, development agreements, servicing agreements and cost sharing, reciprocal and other similar agreements with municipal and other Governmental Entity affecting the development, servicing or use of a property;

(s)                                 facility cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation of a property;

(t)                                   in respect of any Leased Property, the rights of the landlord under the ground leases thereof and in the case of any property having a co-ownership interest, the rights of the other co-owner in the co-ownership documentation therefor;

(u)                                zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, municipal or other governmental bodies or regulatory authorities, including municipal by-laws and regulations, airport zoning regulations, restrictive covenants and other land use limitations, public or private, by-laws and regulations and other restrictions as to the use of a property which do not materially and adversely interfere with the use of the property affected for the purposes for which such property is held;

(v)                                Liens under capital leases or operating leases or to secure payment of any indebtedness in respect of a capital expenditure (a “Purchase Money Obligation”) purchase money obligations existing on the Closing Date or entered into thereafter, provided that no such Lien shall extend to any property other than that which is subject to such capital lease, operating lease or in respect of which such Purchase Money Obligation arose;

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(w)                              any renewals or replacements of the Liens referred to above (subject to the restrictions contained in any such paragraphs); and

(x)                                  any other Liens consented to in writing by the Buyer.

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SECTIONS 4.1(a) AND (c) OF THE AGREEMENT

ORGANIZATION, STANDING AND CORPORATE POWER

The following Subsidiary of IPC REIT is not in good standing:

Entity	State	Status
Wanamaker LLC	Delaware

This entity was in the Wanamaker structure prior to IPC REIT’s ownership and has not yet been legally dissolved. It has no assets or liabilities and does not carry on any business activities. IPC REIT is in the process of dissolving this entity.

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SECTIONS 4.1(b)(ii), 4.1(c) AND 4.2(b)(ii) OF THE AGREEMENT

REGULATORY APPROVALS

The following is an exception to the representations in Sections 4.1(b)(ii), 4.1(c) and 4.2(b)(ii) of the Agreement:

•                                          Receipt of the approval or deemed approval by the Minister of Industry Canada under the Investment Canada Act.

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SECTIONS 4.1(b)(iii) AND 4.1(d) OF THE AGREEMENT

REQUIRED CONTRACTUAL CONSENTS

The following sets forth a list of Required Contractual Consents:

•                                          Loan Agreement between IPC Louisville Properties, LLC and Barclays Capital Real Estate Inc. dated May 31, 2005.

•                                          Loan Agreement between IPC New York Properties, LLC and Barclays Capital Real Estate Inc. dated May 31, 2005.

•                                          Loan Agreement between IPC Wichita Properties, LLC and Barclays Capital Real Estate Inc. dated May 31, 2005.

•                                          Loan Agreement between IPC United Plaza Lease, LP and Barclays Capital Real Estate Inc. with joinder by 17th Ludlow Property, L.L.C. dated March 3, 2005.

•                                          Loan Agreement between Wanamaker Retail Lease, LLC and Column Financial, Inc. with joinder by Philadelphia Center Realty Associates, L.P. dated October 7, 2005.

•                                          Loan Agreement between IPC New Orleans I, LLC and Column Financial, Inc. dated November 24, 2003.

•                                          Loan Agreement between Wanamaker Office Lease, LP and Column Financial, Inc. with joinder by Philadelphia Center Realty Associates, L.P. dated May 30, 2003.

•                                          Loan Agreement between IPC McDonald Properties, LLC and Column Financial, Inc. dated July 26, 2002.

•                                          Loan Agreement between Arch 1650 Partners, L.P. and Column Financial, Inc. dated July 22, 2002.

•                                          Consolidated, Amended and Restated Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement between IPC White Plains Properties, LLC and Credit Suisse First Boston Mortgage Capital LLC dated April 11, 2001.

•                                          Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement between IPC XPark Properties, LLC and Credit Suisse First Boston Mortgage Capital LLC dated October 10, 2000.

•                                          Loan Agreement between IPC Loop Central, LP and Bank of America, N.A. dated November 10, 2005.

•                                          Loan Agreement between IPC Crescent Center, LLC and Bank of America, N.A. dated October 28, 2005.

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•                                          Loan Agreement between BofA Plaza LP and Bank of America, N.A. dated March 23, 2005.

•                                          Loan Agreement between IPC MetroCenter, LLC and Bank of America, N.A. dated June 8, 2006.

•                                          Loan Agreement between 21 ESS, LLC and Bank of America, N.A. dated June 5, 2006.

•                                          Open-end Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents between Stanwix Street Associates, L.P. and SunAmerica Life Insurance Company dated December 21, 2000.

•                                          Open-end Construction Mortgage and Security Agreement between Philadelphia Center Realty Associates, L.P. and PIDC Local Development Corporation dated May 8, 2003, as amended by Amended and Modification of Loan Agreement, Note and Mortgage, Assumption and Partial Release Agreement between Philadelphia Center Realty Associates, L.P. and PIDC Local Development Corporation and Wanamaker, LLC and Wanamaker Office Lease, LP dated May 28, 2003.

•                                          Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing between IPC Maryland I, LP, Dorothea S. Coy, Dorothea W. Dickerman, and General Electric Capital Business Asset Funding Corporation dated October 5, 2004.

•                                          Consolidated, Amended and Restated Mortgage, Security Agreement and Fixture Filing between IPC Florida I, LLC and Transamerica Financial Life Insurance Company dated November 21, 2003.

•                                          Amended and Restated Mortgage, Assignment of Rents and Security Agreement between City Center Associates, Ltd. and Greenwich Capital Financial Products, Inc. dated November 26, 2003 as amended by Loan Assumption and Substitution Agreement between IPC Florida II, LLC, IPC (US), Inc., City Center Associates, Ltd., Delma Real Estate Fund II, LP, Delma Properties, Inc. in favour of LaSalle Bank National Association, as trustee for the registered holders of Greenwich Capital Commercial Funding Corp., Commercial Mortgage Trust 2003-C2 dated September 2004.

•                                          Mortgage, Security Agreement and Fixture Filing between IPC Florida III, LLC and Metropolitan Life Insurance Company and Metlife Bank, N.A. dated June 1, 2004.

•                                          Shareholders’ Agreement among IPC Wanamaker GP, Inc., IPC Wanamaker Holdings, LLC, Century Philadelphia Wanamaker Associates, LLC and AE-Wanamaker Inc. dated May 30, 2003.

•                                          Amended and Restated Limited Liability Company Agreement of 17th Ludlow Property, L.L.C. between IPC United Plaza Fee Manager, Inc., IPC United Plaza, L.P. and OCM Real Estate Opportunities Fund II, L.P. dated March 3, 2005.

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•                                          Amended and Restated Agreement and Ground Lease by and between the State of Maryland to the use of Baltimore City Community College and Lockwood Associate, LLC dated May 29, 2002.

•                                          Sublease between Lockwood Associates, LLC and Riggs & Company dated December 20, 2002.

•                                          Workers Compensation and Employers Liability Policy from New Hampshire Insurance Company entered into by IPC Real Estate Management, LLC effective March 1, 2007.

•                                          Trust Indenture between IPC REIT and CIBC Mellon Trust Company dated November 26, 2004, as amended by the First Supplemental Indenture dated September 23, 2005.

•                                          Application hosting and software license agreement between IPC Realty Holdings Company and Yardi Systems, Inc. dated October 8, 2002.

To the extent that Buyer provides notice to IPC REIT pursuant to section 7.1(c) of the Agreement of Buyer’s intent to defease or prepay any of the existing mortgages set out above, any such mortgages shall not constitute Required Contractual Consents for purposes of the Agreement and this Disclosure Letter.

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SECTIONS 4.1(e) AND 5.3(c) OF THE AGREEMENT

OPTION PLAN

The following table sets forth the weighted average exercise price of each holder’s Options and the weighted average exercise price of all outstanding Options, as well as the amounts due to holders of Options (on an individual and aggregated basis), as at August 14, 2007:

Optionees	Unexercised Options Outstanding		Weighted Average Exercise Price	Cashless Exercise Amount
	(#)		(US$ )(1)	(US$ )(2)
Donald S. Macdonald	73,000		7.41	171,150
Jack Bistricer	51,250		7.35	122,813
Aladin Mawani	51,250		7.35	122,813
Michael Young	51,250		7.35	122,813
Derek Watchorn	51,250		7.35	122,813
Janet Graham	45,000		8.47	57,750
Gary M. Goodman	168,750		6.44	559,188
Y. Dov Meyer	146,250		6.43	485,563
David Dinniwell	10,000		9.38	3,700
Bruce Wibbels	28,750		7.46	65,988
Lynn Allen	23,750		7.05	64,138
Jim Anderson	9,500		7.99	16,715
Eileen Weyler	10,250		7.35	24,563
Susan Boroughs	10,250		7.35	24,563
Debbie McNeal	5,950		6.86	17,180
Brent Boland	32,000		7.93	58,220
Holly Belter-Chesser	8,000		8.95	6,440
Barb Bennett	3,000		9.38	1,110
Kim Ritchie	3,000		9.38	1,110
Dora Penk	10,900		7.91	20,017
Hymie Mida	33,000		7.77	65,490
Marilou Macandog	4,600		7.24	11,570
Art Medina	9,000		8.86	7,970
Peter Eng	19,250		7.96	34,433

(US$)
Unexercised Options Outstanding	859,200
Sales Price	$9.75
Weighted Average Exercise Price	$7.20	(1)
Cashless Exercise Amount	$2,188,382

(1)                                  Weighted average exercise prices have been rounded to two decimal places.

(2)                                  The cashless exercise amounts are based on a US$9.75 price per Unit.

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SECTION 4.1(g) OF THE AGREEMENT

SUBSIDIARIES

A complete and accurate corporate chart showing all of IPC REIT’s Subsidiaries is attached hereto.

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SECTION 4.1(j) OF THE AGREEMENT

ABSENCE OF CERTAIN CHANGES OR EVENTS

The following are exceptions to the representations given by IPC REIT in Section 4.1(j) of the Agreement:

Hurricane Katrina

Operations at the Energy Centre in New Orleans were impacted as a result of Hurricane Katrina in August 2005 and the subsequent flooding to the city. The visible physical damage to this building consists primarily of damage to the curtainwall and window systems. A complete evaluation was performed and forwarded to Chubb Insurance (“Chubb”). The cost of full repair will not be known until the drawings are completed and the scope is competitively bid. The costs of full repair are expected to be significant; however, costs in excess of the deductible are expected to be covered by insurance.

Chubb and IPC REIT have agreed to the repair/replacement scope for all window glasses and frames. IPC REIT has selected, and the carrier has approved, Faithful Gould as the project management firm and Verges Rome as the architect for the entire repair scope. The repairs are estimated to take between 12 to 18 months after a contractor has been selected to perform the repair works. Construction is projected to begin in December, 2007.

Temporary window repairs, the repairs to the main roof and assorted balcony roofs and the replacement of the balcony access doors have been completed. The replacement of the roof top louvers, the lobby granite and the guard desk are currently underway and are scheduled to be completed in September, 2007.

IPC REIT has mitigated the business interruption costs by allowing tenants to re-occupy their leased premises as of November 1, 2005 at reduced rental rates of 90% of their contractual base rents. Rents will return to contracted amounts once the building is fully restored. IPC REIT is not aware of any issues related to its tenants that would be considered material.

IPC REIT continues to negotiate with Chubb regarding the possibility that only the $2.7 million deductible applies against IPC REIT’s claim. IPC REIT awaits Chubb’s reply to its position. This would be a cost savings of approximately $330,000.

IPC REIT’s insurance claim adjustment process is still ongoing due to the complexity of the issues involved. However, IPC REIT anticipates recovery of all material amounts related to the restoration and business interruption costs of Energy Centre in excess of its deductible noted above.

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222 Bloomingdale Road

On November 14, 2006, IPC REIT discovered an oil leak at 222 Bloomingdale Road. IPC REIT engaged consultants to assist with the initial containment to prevent further infiltration into the garage drainage system and to collect test samples in accordance with the United States Environmental Protection Agency. IPC REIT has completed the initial containment, obtained approval and removed the underground tank. Soil testing was performed and backfill was authorized for the excavated area. Soil testing for the area of the tank lines has been completed and a report recommending a specific clean up scope was submitted for approval by governmental authorities. Costs for the remaining clean up are not expected to be significant based upon current information. A new aboveground storage tank has been installed for the emergency generator and all necessary permits and approvals have been obtained accordingly.

Edgewater, Staten Island, NY

On April 11, 2007, IPC New York Properties, LLC received a Summons from the State of New York Fire Department to appear in court on June 6, 2007. The action is due to the failure by IPC New York Properties, LLC to have its fire panel certified and as such it is in violation of the Fire Commissioner’s Order.

IPC New York Properties, LLC was represented by its legal counsel at the June 6, 2007 hearing. The case has been continued to allow IPC New York Properties, LLC to make the necessary repairs such that the fire panel can be certified.

Prior to the hearing, three bids were obtained to replace the fire panel in order to comply with the Fire Commissioner’s Order. Simplex Grinnell was selected to perform the replacement work at a cost of $672,530. The replacement is expected to be completed in the fourth quarter. This amount is included in the schedule of capital expenditures projects in process as set forth under Section 5.1(e)(x) of this Disclosure Letter.

Although currently unknown, it is anticipated that a fine, if any, for the non-compliance will be immaterial because IPC New York Properties, LLC has been proactive and diligent in the approach to resolve the matter.

Sale of Normandie Village

On April 4, 2007, a lawsuit was filed by seven of the twelve Existing Regular Limited Partners (as defined in the third amendment partnership agreement dated September 1, 1998 (the “Agreement”) of Normandie Village Associates, L.P. (the “Partnership”)) against IPC Retail Properties Management, Inc. (the “General Partner”) and the Partnership, and a summon was served on April 10, 2007. The Existing Regular Limited Partners comprise 1% of the total limited partnership interests, IPC Retail Holdings, LLC holds a 48% limited partnership interest, IPC Realty, LLC holds a 50% limited partnership interest and the General Partner holds a 1% general partnership interest.

The plaintiffs allege breach of contract, claiming that the General Partner failed to offer Normandie Village to the limited partners for purchase under the limited partners’ right of first refusal. Normandie Village was sold by IPC REIT in December 2005 for $9.5 million. The

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plaintiffs have stated that the amount of damages is unknown and have placed an upper limit of their damage claim at $10 million.

IPC has retained legal representation in Kansas with a law firm that has experience in the creation and operation of business entities, including partnership, as well as litigation between members (including partners) of such entities. IPC REIT and its legal counsel believe that in connection with the sale of Normandie Village, all necessary consents and authorizations were obtained by the General Partner and the General Partner complied with the right of first refusal under the Agreement.

15

SECTION 4.1(k) OF THE AGREEMENT

ASSETS

Nil

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SECTION 4.1(l) OF THE AGREEMENT

LITIGATION

The following is a list of all suits, claims, actions or proceedings pending and, to the knowledge of IPC REIT, threatened against or relating to IPC or any of its Subsidiaries or affecting any of their properties, assets or operations at law or equity or before any Governmental Entity:

Normandie Village Associates, L.P.

•                                          See “Sale of Normandie Village” under Section 4.1(j) of this Agreement.

Bank of America Plaza

•                                          Mexican Consulate:  Disturbance of quite enjoyment. No lawsuit but negotiations ongoing with tenant.

222 Bloomingdale Road

•                                          See “222 Bloomingdale Road” under Section 4.1(j) of this Disclosure Letter.

•                                          M Technologies:  Delinquency of $120,073, eviction filed and served. Expect control of the space within 30 days.

•                                          153 Grand:  Former tenant collection of outstanding rents, approximately $47,000. Tenant business dissolved with no assets. Settlement of $20,000 reached payable in two instalments (first cheque forwarded for receipt on August 13, 2007).

City Center

•                                          Sheila Turner:  Eviction, space recovered October 2006. Judgment received and repayment of approximately $6100 being finalized.

City Hall Plaza

•                                          Global Financial:  Continued delinquency, eviction proceedings filed, tenant has paid delinquent rents, but continues to owe approximately $13,000 in late and miscellaneous charges. Although IPC is currently working with tenant to collect, eviction may still be the outcome.

Edgewater

•                                          See “Edgewater, Staten Island, NY” under Section 4.1(j) of this Agreement.

•                                          MTA Easement:  No lawsuit. Agreement approved by lender the week of January 8, 2007. Executed copy and $95,000 settlement cheque received.

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•                                          Key Span:

•                                          A parcel next to the building was the location of a former gas relief plant used to store manufactured gas. Demolition of the gas plant occurred in the spring of 1959. Key Span (“Key Span”), a division of Key Span Energy, is the current owner of the property. Key Span is a public gas utility and supplies gas to four of New York’s boroughs, including Staten Island. The site has been used in recent years as storage for new cars.

•                                          IPC was contacted in March 2004 by Key Span, working in conjunction with the New York State Department of Environmental Conservation (“NYSDEC”) and Department of Health (“NYDOH”) requesting access to the property, primarily the parking lot, to conduct testing to determine if the property had been environmentally impacted by the operation of the former gas plant.

•                                          A site-access agreement to place monitoring wells necessary to test in specific areas six months in duration was signed and testing was performed. The Edgewater soil boring and ground water samples were collected and analyzed. Preliminary test results have been received and it appears as if the soil and ground water has been contaminated with coal and tar and coal/tar byproducts.

•                                          A subsequent site-access agreement was executed September 12, 2006 to test other areas closer to the building to further identify the extent of the contamination. The wells were installed the week of November 20, 2006 and testing is ongoing.

•                                          NYSDEC and NYSDOH have proposed a remedial action plan to address hazardous waste contamination at the site, which includes the construction of a barrier containment wall to a depth of approximately 125 feet below ground surface. At present, this plan has not been approved.

•                                          In May 2005, an agreement with Key Span, IPC and Barclays memorialized Key Span’s commitment to address contamination emanating from the former site. Key Span agreed to be responsible for payment to the extent required by the NYSDEC, the NYSDOH and any other administrative agency having jurisdiction over the site and to perform all investigations and remedial activities at the Edgewater property required to address the contamination.

•                                          IPC has retained an environmental attorney to assist in this matter.

•                                          New York City Economic Development Corporation:  As a part of the New Stapleton Waterfront development project (former Home Port development), Front Street is being widened and improved. Although the City has the right to take the property through condemnation, IPC has been approached to negotiate a sale of approximately 10,453 square feet of the property. A land use attorney, specializing in condemnation cases, has been hired to assist with this negotiation. IPC is currently interviewing appraisers and will need to secure a surveyor.

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Epic Center

•                                          Kenneth Abel Jr.:  Individual harassment of building occupants, physical permanent injunction September 2005.

•                                          Allen Gibbs & Houlik:  Legal action and temporary restraining order issued by court to prevent landlord from restricting the number of parking spaces made available to the tenant in the building’s parking garage. IPC has hired local counsel and is in the process of responding to this complaint. Prior to depositions, a meeting was held with the tenant on July 19, 2007 in an effort to settle this matter, but no settlement was reached. Although depositions are scheduled for the last couple of weeks in August, on August 2, 2007, the attorney for the tenant inquired about settlement. IPC is waiting for the proposed settlement offer from the tenant.

Fifth Third Center

•                                          Juice Time Plus:  Eviction, lawsuit filed to collect on personal guarantee.

Hurstbourne Forum II

•                                          Fidelity Mortgage:  Tenant rental collection/bankruptcy proof of claim October 2005

Hurstbourne Place

•                                          Netsysco:  Lease breach. Repayment agreement of $55,200 ($1,050 for 48 months).

•                                          Strategic Title:  Eviction, space was left full of furnishing and equipment currently in control of the landlord. Lawsuit filed to collect.

Hurstbourne Plaza

•                                          Gabriels:  Tenant vacated just prior to lease expiration. Working with attorney to collect $4500 outstanding balance.

Hunnington

•                                          Marvin Lawson:  Eviction, collection efforts ongoing through attorney.

IPC Florida I, LLC – Devry

•                                          Plantiff filed a claim against IPC Florida I, LLC and Devry University alleging violations against certain ADA and Florida statutes. Plaintiff is seeking correction of said violations and that IPC and Devry evaluate their policies and procedures towards persons with disabilities, and award damages, reasonable attorney fees and other expenses and other relief as the Court deems just and proper. Legal counsel has been retained and is evaluating the claim.

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All Properties – Insurance Loss Run Reports

•                                          See also the claims set forth in the insurance loss run reports posted on the Davies data site under “Property Level – General – Insurance”.

20

SECTION 4.1(m) OF THE AGREEMENT

COMPLIANCE WITH APPLICABLE LAW

See “222 Bloomingdale Road”, “Edgewater, Staten Island, NY” and “Sale of Normandie Village” under Section 4.1(j) of this Disclosure Letter.

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SECTION 4.1(o) OF THE AGREEMENT

INSURANCE

Hurricane Katrina and the subsequent flooding to New Orleans have impacted on the operations at the Energy Centre as well as causing physical damage to the building. As a result, IPC REIT has made a material insurance claim under its insurance policy with Chubb Insurance. The Energy Centre is insured up to $100 million in respect of wind damage and up to the full replacement cost for other insurable events. IPC REIT used all commercially reasonable efforts in obtaining such insurance coverage, and such coverage is standard for commercial properties in the New Orleans area post-Hurricane Katrina.

See Section 4.1(j) of this Disclosure Letter for further details of this insurance claim.

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SECTION 4.1(p) OF THE AGREEMENT

REAL PROPERTY

The following table lists the Owned Properties and Leased Properties. Footnotes reference ownership interests in Properties not wholly-owned, directly or indirectly, by the NSULC.

Property	Net Rentable Square Feet (as at July 31, 2007)
Pennsylvania
1650 Arch Street, Philadelphia, PA 19103(1)	553,349
Wanamaker Building, 100 Penn Square East, Philadelphia, PA 19107(2)	1,389,838
United Plaza, 30 South 17th Street, Philadelphia, PA 19103	617,476
11 Stanwix Street, Pittsburgh, PA 15222	427,682

Kentucky
Hurstbourne Forum Office Park, 150-300 North Hurstbourne Parkway, Louisville, KY 40223	327,811
Hurstbourne Place, 9300 Shelbyville Road, Louisville, KY 40222	234,896
Hurstbourne Park, 9200 Shelbyville Road, Louisville, KY 40222	104,237
Hurstbourne Plaza, 101-315 Whittington Parkway, Louisville, KY 40222	94,265
One Oxmoor Place, 101 Bullitt Lane, Louisville, KY 40222(3)	134,926
Executive Park, 100-700 Executive Park, Louisville, KY 40207(4)	109,496
Lakeview, 100 Mallard Creek Road, Louisville, KY 40207	76,438
Steeplechase Place, 9410 Bunsen Parkway, Louisville, KY 40229	76,666
Hunnington I, 9420 Bunsen Parkway, Louisville, KY 40220	61,862

Texas
Loop Central Office Complex, 4888, 4848, 4828 Loop Central Drive, Houston, TX 77081	574,944

Florida
2200-2300 SW 145th Avenue (2 buildings), Miramar FL 33027(5)	222,600
5104 Eisenhower Blvd., Tampa, FL 33634	130,091
City Center, 100 2nd Avenue South, St. Petersburg, FL 33701	242,115

Louisiana
Energy Centre, 1100 Poydras Street, New Orleans LA 70163(6)	757,275

New York / New Jersey
Edgewater Plaza, One Edgewater Street, Staten Island, NY 10305	251,543
222 Bloomingdale Road, White Plains, NY 10605(7)	139,678

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Property	Net Rentable Square Feet (as at July 31, 2007)
123 Tice Boulevard, Woodcliffe Lake, NJ	119,772

Ohio
McDonald Investment Center, 800 Superior Avenue, Cleveland, OH 44114	477,787
Fifth Third Center, 21 East State Street, Columbus, OH 43215	330,840

Nevada
Bank of America Plaza, 300 South Fourth Street, Las Vegas, NV 89101	255,543

Tennessee
Crescent Center, 6075 Poplar Avenue, Memphis, TN 38119	335,811
Plaza at MetroCenter, 200, 210 and 220 Athens Way, Nashville, TN 37228	361,200

Kansas
Epic Center, 301 North Main Street, Wichita, KS 76202	289,154
One Brittany Place, 2024 North Woodlawn, Wichita, KS 76208	57,670
Two Brittany Place, 1938 North Woodlawn, Wichita, KS 76208	57,559

New Hampshire
City Hall Plaza, 900 Elm Street, Manchester, NH 03101	209,684

Massachusetts
One Chestnut Place, 10 Chestnut Street, Worcester	183,254
Two Chestnut Place, 22 Elm Street, Worcester, MA 01608	34,844

Maryland
801 Thompson Ave., Rockville, MD 20852	50,918
500 East Pratt Street, Baltimore, MD 21202(8)	279,712

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(1)                                NSULC indirectly owns a 90% equity interest in 1650 Arch Street.

(2)                                NSULC indirectly owns a 60% equity interest in The Wanamaker Building.

(3)                                One Oxmoor Place is on land leased from the Bullitt Trust until December 2063. The ground lease contains renewal options every five years until expiration. Rent payable in the first renewal period of January 1, 2004 to December 31, 2009 is $319,954 per annum. Rent for each subsequent renewal period is the greater of (a) 115% of the previous renewal period’s rent and (b) the then fair market value, which is to be agreed upon by the landlord and tenant or, if they cannot agree, ultimately determined by three appraisers. On August 29, 2003, IPC Commercial Properties, LLC entered into a contract of sale with the landlord to purchase One Oxmoor Place for $5,376,250, with closing set to occur on or about December 30, 2008.

(4)                                Executive Park is on land leased from the Arterburn Trust until 2067. The rent is $18,192 per annum for the entire term of the lease.

(5)                                NSULC indirectly owns an 86% equity interest in the Miramar buildings.

(6)                                NSULC indirectly owns an 88% equity interest in the Energy Centre.

(7)                                222 Bloomingdale Road is on land leased from Yale University until December 31, 2083. Rent for the years 2004 to 2023 will be the base rent of $173,980 (2007) per annum adjusted annually based on the change in the consumer price index (“CPI”).

(8)                                500 East Pratt Street is on land leased from Baltimore City Community College until January 31, 2050, which term may be renewed by the tenant upon one year’s notice for a further two 20 year terms (i.e. until January 31, 2090). Rent for the years 2002 to 2050 will be the base rent of $450,050.72 (2007) per annum adjusted annually based on the lesser of (a) the preceding year’s base rent multiplied by the percentage change in the CPI over the preceding year, or (b) 103% of the preceding year’s base rent, provided that the base rent for a year shall not be less than the base rent for the immediately preceding year. The lease also contains a percentage rent clause equal to 2% of annual gross income.

4.1(p)(i):

The August 8, 2007 rent rolls pertaining to the Owned Properties and Leased Properties are attached hereto.

4.1(p)(iv):

The following is an exception to the representations in Section 4.1(p)(iv) of the Agreement:

Pursuant to Section 3(D) of the purchase and sale agreement for ownership interests dated April 28, 2006 between 21 East State Street Limited Partnership (the “Seller”) and IPC Fifth Third Holdings, LLC (the “Buyer”) in respect of the purchase and sale of Fifth Third Center in Columbus, Ohio, the Seller is entitled to receive a deferred purchase price amount from 21 ESS, LLC (the “Owner”) in the event that (i) the Owner sells the land and the improvements thereon to a third party after May 28, 2006 (the “Fee Transfer”); or (ii) the sale of at least 90% of the direct ownership interests in the Owner or in the Buyer to a third party purchaser (the “Interests Transfer”). The deferred purchase price on a Fee Transfer or an Interests Transfer of 100% of the interests in the Owner or the Buyer is calculated as follows: with respect to any net proceeds in excess of $73,000,000 received:

•                                          the first $1,000,000 shall be paid to the Seller;

•                                          the next $1,000,000 shall be paid to the Owner or the Buyer, as applicable; and

•                                          15% of any net proceeds in excess of $75,000,000 shall be paid to the Seller.

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However, no deferred purchase price is payable with respect to any Fee Transfer or Interests Transfer in connection with a takeover bid or similar change in control action involving IPC REIT. In these circumstances, payment of the deferred purchase price shall remain an obligation of the Owner of the Buyer, as the case may be.

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SECTION 4.1(r) OF THE AGREEMENT

LABOUR MATTERS

4.1(r)(i):

The following are exceptions to the representations given by IPC REIT in Section 4.1(r)(i) of the Agreement:

•                                          Pro Rata Annual Bonus:  IPC REIT has committed to providing each officer and other employees of its Subsidiaries with a pro rata annual bonus payable as at the Closing Date. The pro rata bonuses are discretionary and represent the bonuses to which such officers and employees would otherwise be entitled to in December of each year for services rendered during the respective year consistent with past practice. A similar approach will be taken with all of the employees of IPC REIT and its Subsidiaries located in IPC REIT’s Toronto office. The aggregate amount payable in respect of such discretionary bonuses is not expected to exceed $1,500,000.

•                                          Mid-Level Executive Retention:  Employees of IPC REIT and its Subsidiaries, other than senior executives with change of control agreements, are entitled to retention bonuses ranging from 10% to 40% of their 2007 salaries. The payment of each retention bonus is conditional upon the employee remaining with IPC REIT following the sale. The aggregate amount payable in respect of such retention bonuses is approximately US$550,000.

•                                          Change of Control for Senior Executives:  On May 15, 2006, three of the senior executives of IPC REIT, Gary Goodman, Elisabeth Wigmore and Y. Dov Meyer, entered into change of control agreements with IPC Realty Services Inc. Subsequently, on November 29, 2006, the change of control agreements of Gary Goodman and Elisabeth Wigmore were amended and restated and David Dinniwell entered into a change of control agreement with IPC Realty Services Inc. in connection with his appointment as Chief Financial Officer of IPC REIT. The aggregate amount payable under such agreements is approximately US$3.3 million. Elisabeth Wigmore, as a result of tendering her resignation, will not be entitled to any payments under her change of control agreement, but is entitled to a Cdn. $250,000 payment in the event that the Transactions are completed (in addition to her entitlements to salary and a bonus payable until the completion of the Transactions).

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4.1(r)(ii):

The following is a list of collective bargaining agreements in which IPC REIT or its Subsidiaries is a party to:

•                                  Agreement effective October 1, 2005 between International Union of Operating Engineers and Stanwix Street Associates, LP;

•                                  Agreement dated October 16, 2000 and memorandum of agreement dated May 16, 2003 between Building Operators Labor Relations, Inc. and Service Employees International Union, Local #36, AFL-CIO; and

•                                  Agreement between IPC Real Estate Management, LLC and International Union of Operating Engineers Local 18S effective July 16, 2004.

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SECTION 4.1(s) OF THE AGREEMENT

ERISA AND EMPLOYEE PLANS

The following are exceptions to the representations in Section 4.1(s)(viii) of the Agreement:

•                                          the consummation of the Transactions will accelerate the vesting of any unvested Options under the IPC REIT Option Plan and will result in the payments to optionees as set forth in Sections 4.1(e) and 5.3(c) of this Disclosure Letter;

•                                          the consummation of the Transactions will accelerate the vesting of any unvested Options under the IPC REIT Deferred Unit Plan and will result in the payments to participants as set forth in Section 5.3 of this Disclosure Letter.

See also the discussion under Section 4.1(r)(i) of this Disclosure Letter.

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SECTION 4.1(t) OF THE AGREEMENT

TAX MATTERS

The following are exceptions to the representations of IPC REIT in Section 4.1(t) of the Agreement:

4.1(t)(ii):

Philadelphia Tax Audit

On March 2, 2006, IPC (US) Realty Holdings, Inc. (“Holdings”) received a letter from the Commonwealth of Pennsylvania, Department of Revenue (the “Revenue Department”) providing that the Bureau of Audits would be conducting a “routine field audit” of the tax return that was filed by Holdings in Pennsylvania for the year ended December 31, 2004.

On November 29, 2006, Holdings was provided with the auditor’s preliminary adjustments, which included a minor adjustment to apportionment and a complete reduction of the non-business income previously deducted from Pennsylvania taxable income in the amount of $8,144,596. As a result of these two audit adjustments, the 2004 Pennsylvania tax liability is expected to increase from $28,934 to $375,350, resulting in a net increase of $346,416. IPC REIT had already established a reserve for 2004 Pennsylvania income tax liabilities amounting to $290,000 above the original liability of $28,934. There is a sufficient general income tax reserve available to absorb the remaining difference. IPC REIT has not decided whether to challenge these adjustments.

On March 28, 2007, Holdings was provided with an updated preliminary audit summary. The updated summary disclosed the expected 2004 tax liability as $400,650, as opposed to $375,350 listed on the original preliminary report. The $25,300 increase in tax is a result of an adjustment to the Pennsylvania apportionment percentage.

On July 11, 2007, Holdings was provided with an official settlement statement. IPC REIT has decided not to challenge the tax liability of $375,350 set out in the original preliminary report, but plans to file a petition to challenge the additional $25,300 increase in tax. IPC REIT has contacted the Revenue Department and is aiming to conclude the tax audit during the third quarter of 2007.

Louisville Tax Audit

On October 3, 2006, IPC Realty LLC (“Realty”) received notices from the Louisville Metro Revenue Commission requesting amended returns for the years 2002, 2003 and 2004 reflecting adjustments set out in the notices as well as supporting documentation for certain amounts listed on the original returns. Realty subsequently filed amended returns for the years 2002 through 2005 and paid an additional $96,308 in income taxes.

30

On May 30, 2007 and August 9, 2007, Realty received additional requests for information regarding the amended returns. The amount of tax due to the City of Louisville could increase up to an additional $160,000 above the amounts previously paid.

4.1(t)(i) and (iii):

Real Estate Tax Assessment Appeals

The following real estate tax assessment appeals have been (or may be) filed on behalf of IPC REIT or its Subsidiaries:

Year under Appeal	Property
Calendar 2006-2007	Loop Central Office Complex
Calendar 2006	2200-2300 SW 145th Avenue
Fiscal 2006-2007	222 Bloomingdale Road
Calendar 2007	Wanamaker Building
Calendar 2007	Tice Boulevard
Calendar 2007	Hurstbourne Forum 2
Calendar 2007	Hurstbourne Forum 4
Calendar 2007	Hurstbourne Business Center
Calendar 2007	Lakeview
Calendar 2007	Steeplechase

IPC REIT is in the process of reviewing 2007 tax assessments as they are received for possible appeals on other Owned Properties.

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Extensions of Time with Respect to the Filing of Tax Returns

The following Subsidiaries of IPC REIT have filed for an extension of time with respect to the filing of Tax Returns either singularly or on a consolidated basis:

IPC (US), Inc.; IPC (US) Realty Holdings Inc.; IPC (US) Realty, Inc.; IPC Equity, Inc.; IPC Real Estate Management LLC; IPC (US) II, Inc.; IPC California Holdings, Inc.; IPC Equity II, Inc.; IPC (US) Management Holdings Inc.; IPC Realty, LLC; IPC Realty II, LLC; IPC Realty III, LLC; IPC NOI Holdings Management, Inc.; IPC NOI Holdings Management, LLC; IPC NOI Holdings, Inc.; IPC NOI Holdings, LLC; IPC NOI Management, Inc.; IPC NOI Management, LLC; IPC New Orleans I, LLC; IPC Maryland I GP, Inc.; IPC Maryland I, LP; IPC Florida I Holdings, LLC; IPC Florida II Management, Inc.; IPC Florida II, LLC; IPC (US) Realty Holdings III, Inc.; IPC Florida III Management, Inc.; IPC Florida III, LLC; IPC Office Holdings Management LLC; IPC Office Holdings Management, Inc.; IPC Office Holdings, LLC; IPC Office Properties Management, Inc.; IPC Office Properties Management, LLC; IPC Commercial Holdings Management, Inc.; IPC Commercial Holdings Management LLC; IPC Commercial Holdings, LLC; IPC Commercial Properties Management, Inc.; IPC Commercial Properties Management, LLC; IPC Commercial Properties, LLC; IPC LP/WP Holdings, LLC; IPC Retail Holdings Management, Inc.; IPC Retail Holdings Management, LLC; IPC Retail Holdings, LLC; IPC Retail Properties Management, LLC; IPC Retail Properties Management, Inc.; IPC Retail Properties, LLC; IPC White Plains Holdings Management, Inc.; IPC White Plains Holdings Management, LLC; IPC White Plains Holdings, LLC; IPC White Plains Properties Management, Inc.; IPC White Plains Properties Management, LLC; IPC White Plains Properties, LLC; IPC XPark Holding Management Inc.; IPC XPark Holdings Management LLC; IPC XPark Holdings, LLC; IPC XPark Properties Management, Inc.; IPC XPark Properties Management, LLC; IPC XPark Properties, LLC; IPC McDonald Holdings Management, Inc.; IPC McDonald Holdings Management, LLC; IPC McDonald Holdings, LLC; IPC McDonald Properties, LLC; IPC McDonald Properties Management, LLC; IPC McDonald Properties Management, Inc.; IPC United Plaza Lease, LP; 17th Ludlow Property, L.L.C.; IPC United Plaza GP, LLC; IPC United Plaza Management, Inc.; IPC United Plaza Fee Manager, Inc.; IPC United Plaza, LP; IPC Loop Central, LP; IPC Loop Central GP, Inc.; IPC Crescent Center, LLC; IPC MetroCenter, LLC; IPC Fifth Third Holdings, LLC; IPC Office Properties, LLC; IPC Retail Holdings Management Inc.; and IPC (US) Realty Holdings II, Inc.

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SECTION 4.1(u) OF THE AGREEMENT

ENVIRONMENTAL MATTERS

The following are exceptions to the representations in Section 4.1(u)(iv) of the Agreement:

Underground Storage Tanks:

1.                    Epic Center – Wichita, KS

One 15,000 gallon diesel tank installed in 1985.

2.                    Crescent Center – Memphis, TN

One 550 gallon diesel tank installed in 1993.

3.                    Wanamaker Building, Philadelphia, PA

One 2,000 gallon fuel oil tank (single wall steel tank) installed in 1990.

Aboveground Storage Tanks:

1.                    One and Two Chestnut Place, Worcester, NY

One 300 gallon diesel tank (cast iron) installed in 1989.

2.                    McDonald Investment Center, Cleveland, OH

One 10,000 gallon diesel tank (steel construction) installed in 1992.

3.                    222 Bloomingdale, NY

One 125 gallon diesel tank installed in 2007.

4.                    1650 Arch Street, Philadelphia, PA

Two 250 gallon diesel tanks (cast iron) installed in 1998.

One 500 gallon diesel tank (cast iron) installed in 2006.

5.                    United Plaza, Philadelphia, PA

Two 125 gallon diesel tanks (cast iron) installed in 1995.

One 100 gallon diesel tank (steel) installed in 1995.

6.                    City Hall Plaza, Manchester, NH

One 125 gallon diesel tank (steel double walled) installed in 1992.

7.                    Stanwix, Pittsburgh, PA

Three 250 gallon diesel tanks (steel double walled) installed in 2005.

33

8.                    500 East Pratt, Baltimore, MD

One 350 gallon diesel tank (steel double walled) installed in 2004.

9.                    Hurstbourne Place, Louisville, KY

One 1,000 gallon diesel tank (steel double walled) installed in 1998.

10.              Loop Central Office Complex, Houston, TX

Two 100 gallon diesel tanks (steel double walled) installed in 2001.

One 100 gallon diesel tank installed in 1982.

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SECTION 4.1(z) OF THE AGREEMENT

TRANSACTION COSTS

The following sets forth IPC REIT’s good faith estimate of the Transaction Costs itemized by applicable category:

Estimated Transaction Costs	Dollar Value
(US$)
Seller Investment Banking Advisory Fees	8,300,000
Seller Legal, Tax, Consulting Fees	3,200,000
Information Circular / Accountants / Other Miscellaneous Costs	800,000
Mid-Level Employee Retention Bonuses	550,000
Directors & Officers Insurance Runoff (6-years)	450,000
Change of Control and Canadian Employee Severance	3,800,000
Accrued Employee Long-Term Incentive Plan *	1,500,000
Canadian Office Lease – Remaining Term	250,000
Other Contingencies (IPC REIT Wind-up Costs)	300,000

Total Estimated Transaction Costs	US$19,150,000

* Accrued Employee Long-Term Incentive Plan bonus for 2007 is estimated to be $1,800,000. The $1,500,000 reflected above assumes an October 31, 2007 closing date.

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SECTION 5.1(e) OF THE AGREEMENT

CONDUCT OF BUSINESS

The following items are exceptions to IPC REIT’s covenants contained in Section 5.1(e) of the Agreement:

5.1(e)(i) and (iv):

•                                          The issuance of additional Deferred Units (on a monthly basis) to plan participants in accordance with section 7.3 of the Deferred Unit Plan.

4.1(e), 4.1(g) and 5.1(e)(iii):

•                                          IPC and its Subsidiaries shall be permitted to declare, set aside or pay any dividend or other distribution or payment of amounts owing under the OID Note and pursuant to the following documents:

•                                          Amended and Restated Limited Liability Company Agreement of 17th Ludlow Property, L.L.C. between IPC United Plaza Fee Manager, Inc., IPC United Plaza, L.P. and OCM Real Estate Opportunities Fund II, L.P. dated March 3, 2005.

•                                          Shareholders’ Agreement between IPC Wanamaker GP, Inc., IPC Wanamaker Holdings, LLC, Century Philadelphia Wanamaker Associates, LLC and AE-Wanamaker Inc. dated May 30, 2003.

•                                          Limited Liability Company Agreement of IPC Philadelphia Holdings LLC between IPC Realty II, LLC and FBE Holdings LLC dated July 22, 2002.

•                                          Amended and Restated Limited Liability Company Agreement of IPC NOI Holdings, LLC between IPC NOI Holdings, LLC, IPC NOI Holdings Management, LLC, IPC NOI Holdings Inc. and Century New Orleans Holdings LLC dated March 31, 2004.

•                                          Amended and Restated Limited Liability Company Agreement of IPC Florida I Holdings, LLC between IPC Florida I Holdings, LLC, IPC Realty III, LLC, Shirado LLC and Miramar Associates LLC dated June 1, 2004.

•                                          Second Amended and Restated Limited Partnership Agreement of 1301 Chestnut Associates, L.P. between IPC Wanamaker GP, Inc., IPC Wanamaker Holdings, LLC, Century Philadelphia Wanamaker Assoc., LLC, AE-PENN Square, Inc., AE-PENN Square Associates, L.P., AE-Wanamaker Associates, LP and Crosstown Asset Corp. I dated May 30, 2003.

•                                          Limited Liability Company Agreement of IPC Dallas I Holdings, LLC between IPC Dallas I Holdings, LLC, IPC Realty II, LLC and PNL Dallas, L.P. dated December 8, 2004.

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•                                          Second Amended and Restated Agreement of Limited Partnership of Arch 1650 Partners, L.P. between IPC Philadelphia Management LLC, IPC Philadelphia Holdings LLC and Walton Street Real Estate Fund I, L.P. dated July 22, 2002.

•                                          Promissory Note in the amount of $47,000,000 from Arch 1650 Partners, L.P. in favour of Column Financial, Inc. dated July 22, 2002.

•                                          Management Agreement between Wanamaker Office Lease, LP and IPC/Amerimar Wanamaker Management Co., LLC dated May 30, 2003.

•                                          Management Agreement between Wanamaker Retail Lease, LLC and IPC/Amerimar Wanamaker Management Co., LLC dated May 30, 2003.

•                                          Amended Limited Liability Company Agreement of IPC New Orleans I, LLC between IPC NOI Management, LLC and IPC NOI Holdings, LLC dated November 20, 2003.

3.2(a)(vi) and 5.1(e)(iii),(v), (xiv) and (xvii):

IPC REIT and its Subsidiaries shall be permitted to implement the following actions prior to Closing:

•                                          In accordance with the share terms, IPC Realty will exercise its option to cause 1716351 to redeem the 100,000 preferred shares of 1716351 beneficially owned by IPC Realty for a redemption price equal to Cdn. $1,000 per share together with all accrued and unpaid preferential cumulative cash dividends thereon (calculated at a rate of 10.05%);

•                                          IPC Realty will direct 1716351 to (i) pay substantially all of the redemption proceeds to NSULC in full satisfaction of the aggregate amount of principal and interest (calculated at a rate of 10% per annum) payable under the terms of a loan agreement in the principal amount of Cdn. $100,000,000 dated November 17, 2006 between NSULC, as lender, and IPC Realty as borrower (the “Loan Agreement”); and (ii) pay the balance of the redemption proceeds remaining to IPC Realty;

•                                          In accordance with the share terms, 1716351 will exercise its option to cause NSULC to redeem the 100,000 preferred shares of NSULC beneficially owned by 1716351 for a redemption price equal to $1,000 per share together with all accrued and unpaid preferential cumulative cash dividends thereon (calculated at a rate of 10.05%);

•                                          In fulfilment of IPC Realty’s direction above, 1716351will direct NSULC to (i) retain and apply substantially all of the redemption proceeds in full satisfaction of the aggregate amount of principal and interest payable by IPC Realty under the Loan Agreement; and (ii) pay the balance of the redemption proceeds remaining to IPC Realty; and

•                                          IPC REIT will then acquire the 40 common shares of 1716351 currently held by IPC Realty for nominal consideration.

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5.1(e)(x):

•                                          All capital expenditures incurred to date and to be incurred by IPC REIT and its Subsidiaries on a going-forward basis in connection with repairing the damage to the Energy Centre caused by Hurricane Katrina.

•                                          All capital expenditures set forth in the table below:

Property	Recorded in Financial Statements (as of August 14, 2007)	Planned for Remainder of 2007 (as of August 14, 2007)
Hurstbourne Forum Buildings	$51,250	$184,750
One Chestnut Place	$0	$118,000
Hurstbourne Park	$422,446	$0
Two Brittany Place	$0	$140,000
One Oxmoor Place	$77,133	$0
Edgewater Plaza	$672,530	$860,000
222 Bloomingdale Road	$52,688	$0
Wanamaker Building	$582,232	$0
City Center	$0	$100,000
Crescent Center	$0	$88,000
Loop Central Office Complex	$1,431,324	$1,186,000
801 Thompson	$12,284	$75,000
Others	$66,770	$0
Total	$3,368,657	$2,751,750

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•                                          All costs associated with the tenant improvements set forth in the table below:

Property	Recorded in Financial Statements (as of August 14, 2007)	Committed (as of August 14, 2007)
One Chestnut Place	$1,309,583	$9,219
Epic Center	$123,355	$740,563
MetroCenter Buildings	$291,299	$176,926
Two Brittany Place	$125,190	$1,000
One Oxmoor Place	$1,507,784	$0
Edgewater Plaza	$115,810	$7,200
123 Tice Boulevard	$1,469,216	$0
1650 Arch Street	$112,324	$0
11 Stanwix Street	$0	$250,000
Energy Centre	$1,344,522	$451,099
Wanamaker Office	$3,837,942	$57,488
Bank Of America Plaza	$204,948	$0
Crescent Center	$262,912	$401,526
500 East Pratt Street	$547,637	$630,765
Loop Central Office Complex	$665,455	$665,649
Royal Caribbean	$516,745	$0
Others	$238,382	$375,490
Total	$12,673,101	$3,766,925

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5.1(e)(xi):

•                                          Incurring indebtedness for borrowed money to fund the payment of amounts owing under the OID Note, which may include the issuance of a new discount note in replacement of the existing OID Note.

5.1(e)(xiv):

•                                          Satisfying the repayment of (i) the OID Note on or before November 30, 2007 (which may include the issuance of a new discount note in replacement of the existing OID Note), (ii) indebtedness incurred for the purpose of funding the payment of amounts owing under the OID Note, and (iii) any amount owing by IPC Realty to NSULC under the terms of a loan agreement dated November 13, 2006 between NSULC, as lender, and IPC Realty, as borrower.

5.1(e)(xx), (xxi), (xxii) and (xxiii):

•                                          See disclosure of “Pro Rata Annual Bonus”, “Mid-Level Executive Retention” and “Change of Control for Senior Executives”  under Section 4.1(r) of this Disclosure Letter.

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SECTION 5.3 OF THE AGREEMENT

PLANS

5.3(b):

•                  The following table sets forth the aggregate outstanding Options under the IPC REIT Deferred Unit Plan held by plan participants, together with all amounts due to such participants (assuming the Closing occurred on the date hereof). The actual number of Options held by the plan participants and, therefore, the actual amounts payable to such participants at Closing, will continue to increase on a monthly basis in accordance with section 7.3 of the IPC REIT Deferred Unit Plan.

Participants	Deferred Units	Dollar Value
	(#)(1)	(US$ )(2)

Trustees

Donald Macdonald	4,587.44	44,727.58
Al Mawani	6,892.36	67,200.51
Derek Watchorn	14,364.08	140,049.76
Jack Bistricer	13,237.70	129,067.57
Michael Young	18,768.33	182,991.20
Janet Graham	16,581.88	161,673.33

Officers and Employees

Gary Goodman	169,915.70	1,656,678.05
Dov Meyer	171,438.77	1,671,528.04
Lis Wigmore	161,026.33	1,570,006.74
David Dinniwell	20,227.72	197,220.32
Zach Vaughan	67.49	657.99
Peter Eng	15,320.40	149,373.87
Art Medina	8,584.61	83,699.91
Alice Chen	2,301.60	22,440.58
Rommell Agustin	1,132.23	11,039.25
Hymie Mida	7,600.97	74,109.42
Marilou Macandog	1,169.37	11,401.34
Dora Penk	2,479.95	24,179.53
Bruce Wibbels	34,960.43	340,864.23
Lynn Allen	20,331.23	198,229.51
Jim Anderson	18,939.47	184,659.83
Holly Belter-Chesser	9,956.60	97,076.82
Barb Bennett	2,849.14	27,779.11
Kim Ritchie	2,849.14	27,779.11
Noel Dauterive	1,150.81	11,220.39
Angi Billiot	584.68	5,700.62

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Participants	Deferred Units	Dollar Value
	(#)(1)	(US$ )(2)
Nancy Rome	584.68	5,700.62
Dave Norman	1,150.81	11,220.39
Brent Boland	5,661.16	55,196.32
Susan Burroughs	2,264.46	22,078.49
Eileen Weyler	2,264.46	22,078.49
Patrice Eubanks	2,264.46	22,078.49
Janet Chase	2,264.46	22,078.49
Doug Brewer	2,264.46	22,078.49
Scott Dant	2,264.46	22,078.49
Eric Oakley	2,264.46	22,078.49
John Wright	1,132.23	11,039.25
Tracy Adams	1,132.23	11,039.25
Eric Guetig	566.13	5,519.74
David Seay	566.13	5,519.74
Michele Micciche	566.13	5,519.74
Katherine Panageotes	566.13	5,519.74
Marita Osborne	566.13	5,519.74
Clete Graham	566.13	5,519.74
Mike Zwolinski	566.13	5,519.74
David Lawson	566.13	5,519.74
Brian Parks	566.13	5,519.74
Cheryl Esper	566.13	5,519.74
Mike Beard	566.13	5,519.74
Marian Pusey	566.13	5,519.74
Bill McCarthy	566.13	5,519.74
Jane Lappi	566.13	5,519.74
Sandy Colburn	566.13	5,519.74
Total	761,322.67	US$7,422,895.93

(1)                                  Number of outstanding deferred units are as of August 14, 2007 and have been rounded to two decimal places.

(2)                                  The dollar value for the deferred units is based on a US$9.75 price per Unit.

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